THE INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS ARE NOT AN OFFER TO SELL THESE SECURITIES AND THEY ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                 FILED PURSUANT TO RULE 424B3
                                                 REGISTRATION NO. 333-120611

                   SUBJECT TO COMPLETION, DATED APRIL 4, 2005

           PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED DECEMBER 1, 2004

                                  $150,000,000

                             [CONSUMERS ENERGY LOGO]

                            CONSUMERS ENERGY COMPANY

                       % INSURED QUARTERLY NOTES DUE 2035
                                 (IQ NOTES(SM))

                              --------------------

      The Notes will consist of a series of our first mortgage bonds to be issued under the Indenture described below. The Notes will bear interest at the
rate of   % per year. Interest on the Notes is payable quarterly on January 15,
April 15, July 15, and October 15 of each year beginning on July 15, 2005. The Notes will mature on April 15, 2035. The Notes will be issued only in denominations of $1,000 and integral multiples of $1,000. We may redeem some or all of the Notes at our option at any time on or after April 15, 2010 at a price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date. See "Description of the Notes - Optional Redemption."

      We will be required to redeem the Notes, subject to individual and aggregate annual principal amount limitations, at the option of the representative of any deceased beneficial owner of the Notes at a price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date. See "Description of the Notes -- Redemption Upon Death of a Beneficial Owner."

      The Notes will rank equally in right of payment with our other existing or future first mortgage bonds issued either independently or as collateral for outstanding or future indebtedness.

      Payment of the principal of and interest on the Notes when due will be insured by a financial guaranty insurance policy to be issued by Ambac Assurance Corporation simultaneously with the delivery of the Notes.

                                      AMBAC

    THIS INVESTMENT INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE S-11.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              --------------------

      The underwriters have agreed to purchase the Notes from us at   %   of
their principal amount ($   aggregate proceeds to us before deducting expenses
payable by us estimated at $200,000), plus accrued interest, if any, from
April   , 2005 if settlement occurs after that date, subject to the terms and conditions set forth in the underwriting agreement referred to herein under "Underwriting."

      The underwriters propose to offer the Notes from time to time for sale in one or more negotiated transactions or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. For further information with respect to the plan of distribution and any discounts, commissions or profits on resale that may be deemed underwriting discounts or commissions, see "Underwriting" herein.

                              --------------------

      The underwriters expect to deliver the Notes through the book-entry facilities of The Depository Trust Company in New York City on or about April , 2005 against payment therefor.

                              --------------------

EDWARD JONES
       COMERICA SECURITIES
                       GOLDMAN, SACHS & CO.
                                      WACHOVIA SECURITIES
                                                    FIFTH THIRD SECURITIES, INC.

             The date of this prospectus supplement is April   , 2005.

                                TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
PROSPECTUS SUPPLEMENT
ABOUT THIS PROSPECTUS SUPPLEMENT......................................    S-2
WHERE YOU CAN FIND MORE INFORMATION...................................    S-3
FORWARD-LOOKING STATEMENTS AND INFORMATION............................    S-4
SUMMARY...............................................................    S-6
RISK FACTORS..........................................................    S-11
USE OF PROCEEDS.......................................................    S-17
RATIO OF EARNINGS TO FIXED CHARGES....................................    S-17
CAPITALIZATION........................................................    S-18
DESCRIPTION OF THE NOTES..............................................    S-19
THE POLICY AND THE INSURER ...........................................    S-26
RATINGS...............................................................    S-28
UNDERWRITING..........................................................    S-29
LEGAL OPINIONS........................................................    S-30
EXPERTS...............................................................    S-30
APPENDIX A - FORM OF REDEMPTION REQUEST...............................    A-1
APPENDIX B - SPECIMEN FINANCIAL GUARANTY INSURANCE POLICY.............    B-1

PROSPECTUS
SUMMARY...............................................................      2
RISK FACTORS..........................................................      2
WHERE YOU CAN FIND MORE INFORMATION...................................      2
CONSUMERS ENERGY COMPANY..............................................      4
CONSUMERS ENERGY COMPANY TRUSTS.......................................      5
USE OF PROCEEDS.......................................................      7
RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO
  COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS.....................      7
DESCRIPTION OF SECURITIES.............................................      8
PLAN OF DISTRIBUTION..................................................      25
LEGAL MATTERS.........................................................      26
EXPERTS...............................................................      26

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

      This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of Notes and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which contains a description of the securities registered by us. To the extent there is a conflict between the information contained or incorporated by reference in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference therein, on the other hand, the information in this prospectus supplement shall control.

      This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission ("SEC") using a "shelf" registration process. Under the registration statement, we may sell securities, including Notes, up to a dollar amount of $1,500,000,000, of which this offering is a part.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC under File No. 1-5611. Our SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2004, on the web site of our parent company at http://www.cmsenergy.com. The information on this web site is not a part of this prospectus supplement and the accompanying prospectus.

      We are "incorporating by reference" information into this prospectus supplement and the accompanying prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and accompanying prospectus, except for any information superseded by information in this prospectus supplement and the accompanying prospectus. This prospectus supplement and the accompanying prospectus incorporate by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

      - Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 10, 2005

      - Current Reports on Form 8-K filed on January 12, 2005, January 14, 2005, January 20, 2005, January 27, 2005, March 30, 2005 and
            April 4, 2005 and Current Report on Form 8-K/A filed on February 28, 2005

      The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT") after the date of this prospectus supplement, until the offering of the Notes is terminated, are also incorporated by reference into this prospectus supplement and accompanying prospectus. Any statement contained in such document will be deemed to be modified or superseded for purposes of this prospectus supplement and accompanying prospectus to the extent that a statement contained in this prospectus supplement and accompanying prospectus or any other subsequently filed document modifies or supersedes such statement.

      We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus supplement and the accompanying prospectus but not delivered with this prospectus supplement and the accompanying prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Consumers Energy Company
One Energy Plaza
Jackson, Michigan 49201
Tel: (517) 788-0550
Attention: Office of the Secretary

                   FORWARD-LOOKING STATEMENTS AND INFORMATION

      This prospectus supplement includes or incorporates by reference forward-looking statements. From time to time, we may make statements regarding our assumptions, projections, expectations, intentions or beliefs about future events. These statements are intended as "forward looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements give our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. Forward-looking statements have been and will be made in this prospectus supplement and in our other written documents (such as press releases, visual presentations and securities disclosure documents) and oral presentations (such as analyst conference calls). Such statements are based on management's beliefs as well as assumptions made by and information currently available to management. When used in our documents or oral presentations, we intend the words "anticipate", "believe", "estimate", "expect", "forecast", "intend", "objective", "plan", "possible", "potential", "project", "projection" and variations of such words and similar expressions to target forward-looking statements that involve risk and uncertainty.

      Any or all of our forward-looking statements in oral or written statements or in other publications may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties. Many such factors will be important in determining our actual future results. Consequently, we cannot guarantee any forward-looking statement.

      In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, there are numerous factors that could cause our actual results to differ materially from those contemplated in any forward-looking statements. Such factors include our inability to predict and/or control:

      - capital and financial market conditions, including the price of common stock of CMS Energy Corporation, our parent company ("CMS ENERGY"), and the effect of such market conditions on our pension plan, interest rates and access to the capital markets as well as availability of financing to us, CMS Energy or any of our or its affiliates and the energy industry;

      - market perception of the energy industry, us, CMS Energy or any of our or its affiliates;

      -     credit ratings of us, CMS Energy or any of our or its affiliates;

      - factors affecting utility and diversified energy operations such as unusual weather conditions, catastrophic weather-related damage, unscheduled generation outages, maintenance or repairs, environmental incidents or electric transmission or gas pipeline system constraints;

      - international, national, regional and local economic, competitive and regulatory policies, conditions and developments;

      - adverse regulatory or legal decisions, including those related to environmental laws and regulations, and potential environmental remediation costs associated with such decisions;

      - potentially adverse regulatory treatment and/or regulatory lag concerning a number of significant questions presently before the Michigan Public Service Commission ("MPSC") relating to the Michigan Customer Choice and Electricity Reliability Act of 2000 (the "CUSTOMER CHOICE ACT") including:

              - recovery of future stranded costs incurred due to customers choosing alternative energy suppliers;

              - recovery of Clean Air Act costs and other environmental and safety-related expenditures;

              - power supply and natural gas supply costs when oil prices and other fuel prices are rapidly increasing;

              - timely recognition in rates of additional equity investments in Consumers; and

              - adequate and timely recovery of additional electric and gas rate-based expenditures;

      - the impact of adverse natural gas prices on the Midland Cogeneration Venture Limited Partnership (the "MCV PARTNERSHIP") investment, and regulatory decisions that limit our recovery of capacity and fixed energy payments;

      - federal regulation of electric sales and transmission of electricity including periodic re-examination by federal regulators of our market-based sales authorizations in wholesale power markets without price restrictions;

      - energy markets, including the timing and extent of changes in commodity prices for oil, coal, natural gas, natural gas liquids, electricity and certain related products due to lower or higher demand, shortages, transportation problems or other developments,

      - potential for the Midwest energy market, an energy market developed by the Midwest Independent System Operator to provide day-ahead and real-time market information and centralized dispatch for market participants, scheduled to begin April 1, 2005, to develop into an active energy market in the state of Michigan, which may lead us to account for electric capacity and energy contracts with the MCV Partnership and other independent power producers as derivatives;

      - the generally accepted accounting principles requirement that we utilize mark-to-market accounting on certain of our energy commodity contracts and interest rate swaps, which may have, in any given period, a significant positive or negative effect on earnings, which could change dramatically or be eliminated in subsequent periods and could add to earnings volatility;

      - potential disruption or interruption of facilities or operations due to accidents or terrorism, and the ability to obtain or maintain insurance coverage for such events;

      - nuclear power plant performance, decommissioning, policies, procedures, incidents and regulation, including the availability of spent nuclear fuel storage;

      -     technological developments in energy production, delivery and usage;

      -     achievement of capital expenditure and operating expense goals;

      - changes in financial or regulatory accounting principles or policies;

      - outcome, cost and other effects of legal and administrative proceedings, settlements, investigations and claims;

      - limitations on our ability to influence the development, operation or financing of the MCV Partnership;

      - disruptions in the normal commercial insurance and surety bond markets that may increase costs or reduce traditional insurance coverage, particularly terrorism and sabotage insurance and performance bonds;

      - other business or investment considerations that may be disclosed from time to time in our or CMS Energy's SEC filings, or in other publicly issued written documents;

      - other uncertainties that are difficult to predict, and many of which are beyond our control; and

      -     the factors identified under "Risk Factors" beginning on page S-11.

      Except to the extent required by the federal securities laws, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The foregoing review of factors should not be construed as exhaustive or as any admission regarding the adequacy of our disclosures. Certain risk factors are detailed from time to time in our various public filings. You are advised, however, to consult any further disclosures we make on related subjects in our reports to the SEC. In particular, you should read the discussion in the section entitled "Forward-Looking Statements and Risk Factors" in our most recent reports to the SEC on Form 10-K or Form 8-K filed subsequent to such Form 10-K.

                                     SUMMARY

      This summary may not contain all the information that may be important to you. You should read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety before making an investment decision. The terms "Consumers", "Company", "our", "us", and "we" as used in this document refer to Consumers Energy Company and its subsidiaries and predecessors as a combined entity, except where it is made clear that such term means only Consumers Energy Company. In this document, "MW" means megawatts.

                            CONSUMERS ENERGY COMPANY

      Consumers, a wholly-owned subsidiary of CMS Energy, is a public utility that provides natural gas and/or electricity to almost 6.5 million of Michigan's 10 million residents in Michigan's lower peninsula. Consumers' electric utility operations include the generation, purchase, distribution and sale of electricity. As of December 31, 2004, Consumers' electric utility was authorized to provide electric service in 60 of the 68 counties in Michigan's lower peninsula. In 2004, Consumers' electric utility owned and operated 30 electric generating plants with an aggregate of 6,437 MW of capacity and served 1.77 million customers in Michigan's lower peninsula. Consumers' gas utility operations purchase, transport, store, distribute and sell natural gas. As of December 31, 2004, Consumers' gas utility was authorized to provide gas service in 47 of the 68 counties in Michigan's lower peninsula. In 2004, Consumers' gas utility owned and operated over 25,756 miles of distribution mains and 1,642 miles of transmission lines throughout the lower peninsula of Michigan, providing natural gas to 1.69 million customers. Our principal executive offices are located at One Energy Plaza, Jackson, Michigan 49201 and our telephone number is (517) 788-0531.

                               RECENT DEVELOPMENTS

2004 RESULTS OF OPERATIONS

NET INCOME AVAILABLE TO COMMON STOCKHOLDER

                                                    2004      2003     CHANGE     2003      2002    CHANGE
YEARS ENDED DECEMBER 31                                                 (IN MILLIONS)
Net income available to common stockholder
    Electric                                       $  222    $  167    $   55    $  167    $  264   $  (97)
    Gas                                                71        38        33        38        46       (8)
    Other (Includes MCV Partnership interest)         (16)      (11)       (5)      (11)       25      (36)
Total net income available to common stockholder   $  277    $  194    $   83    $  194    $  335   $ (141)

      For the year 2004, our net income available to the common stockholder was $277 million, compared to net income available to the common stockholder of $194 million for the year 2003. The $83 million increase in net income available to the common stockholder reflects:

      - an $82 million decrease in operating expense, reflecting the MPSC's approval for recovery of stranded costs for 2002 and 2003, the deferral of electric depreciation expense on our excess capital expenditures as permitted by the Customer Choice Act, reduced gas depreciation rates as authorized by the MPSC, decreased pension costs and the 2004 reduction to benefit expense due to the subsidy provided under Part D of the Medicare Prescription Drug, Improvement and Modernization Act;

      - a $73 million increase in other income, reflecting the return on certain costs recoverable under the Customer Choice Act beginning in 2004;

      - an $18 million increase in gas utility revenues due to the MPSC's December 2003 interim and October 2004 final gas rate orders;

      - the absence of a $12 million charge taken in 2003 to reflect a decline in the market value of CMS Energy common stock held by us; and

      - a $5 million increase in gas wholesale and retail services and other gas revenues, primarily due to the absence of a 2003 revenue reduction due to the 2002-2003 gas cost recovery disallowance.

      These increases to net income available to the common stockholder were offset partially by reductions to net income available to the common stockholder from:

      - a $33 million increase in fixed charges because we expensed capitalized interest on the Clean Air Act costs incurred during the period of June 2000 through December 2003 and increased our average borrowings;

      - a $22 million decrease in electric delivery revenue primarily due to tariff revenue reductions, customers choosing alternative electric suppliers and milder summer temperatures' negative impact on air conditioning usage;

      - a $19 million decrease in earnings from our ownership interest in the MCV Partnership primarily due to increases in non-recoverable fuel costs incurred at the natural gas-fueled, combined-cycle cogeneration facility operated by the MCV Partnership (the "MCV FACILITY");

      - a $20 million underrecovery of power supply revenue due to non-recoverable power supply costs related to capped customers;

      - an $8 million increase in general taxes primarily due to the absence of a 2003 reduction to Michigan single business tax expense from a tax credit received for construction of our corporate headquarters on a brownfield site; and

      - a $5 million reduction in gas delivery revenue due to milder weather.

      For the year 2003, our net income available to the common stockholder was $194 million, compared to net income available to the common stockholder of $335 million for the year 2002. The $141 million decrease in net income available to the common stockholder primarily reflects:

      - an $80 million increase in operating expense due to higher pension and other benefit costs, and increased depreciation and amortization expense;

      - a $27 million decrease in electric delivery revenue due to milder summer weather and the migration of commercial and industrial customers to alternative electric suppliers;

      - a $27 million decline in earnings from our ownership interest in the MCV Partnership primarily due to the decrease in fair value of certain gas contracts held by the MCV Partnership;

      - a $23 million increase in fixed charges due to higher average debt levels and higher average interest rates;

      - a $7 million charge at CMS Midland Holdings Company, a subsidiary of Consumers, to reflect the loss of certain tax credits; and

      - the absence of a $31 million gain primarily associated with the sale of our electric transmission system in 2002.

      These decreases to net income were offset partially by increases to net income from:

      - a $25 million increase in gas tariff rates authorized by the MPSC in late 2002;

      - an $8 million decrease of general tax expense primarily due to reduced Michigan single business tax expense from a tax credit received for building our corporate headquarters on a brownfield site; and

      - a $17 million benefit from power supply overrecoveries due to lower average fuel costs and higher market prices for excess capacity sold.

ISSUANCE AND SALE OF FIRST MORTGAGE BONDS

      On March 24, 2005, Consumers issued and sold $300 million principal amount of its 5.65% First Mortgage Bonds due 2020 pursuant to an effective shelf registration statement and a Prospectus Supplement dated March 21, 2005 to a Prospectus dated December 1, 2004. Consumers will use the proceeds to redeem a portion of the aggregate outstanding balance of $332,250,000 of its 6.25% Senior Notes due September 15, 2006.

CMS ENERGY ISSUANCE AND SALE OF COMMON STOCK

      On March 30, 2005, CMS Energy priced a public offering of 20,000,000 shares of its common stock at $12.25 per share. On April 1, 2005 the underwriters for the common stock offering exercised their option to purchase an additional 3,000,000 shares. CMS Energy expects the issuance of the shares to occur on April 5, 2005. Estimated net proceeds of $271,887,600 will be used for equity infusions into Consumers and for general corporate purposes.

                              THE OFFERING

Issuer....................  Consumers Energy Company.

Securities Offered........  $150,000,000 aggregate principal amount of % Insured
                            Quarterly Notes due 2035 (the "NOTES") to be issued under the indenture dated as of September 1, 1945 between us and JPMorgan Chase Bank, N.A. (ultimate successor to City Bank Farmers Trust Company), as trustee (the "TRUSTEE"), and as amended and supplemented from time to time (the "INDENTURE").

Maturity..................  The Notes mature on April 15, 2035.

Interest Rate.............  The Notes will bear interest at    % per annum.

Interest Payment Dates....  Quarterly on January 15, April 15, July 15 and
                            October 15 of each year, beginning July 15, 2005, and at maturity.

Record Date for Interest
Payments..................  The first calendar day of the month in which an interest payment date occurs.

Use of Proceeds...........  We expect to use the net proceeds from the sale of
                            the Notes of $          , after deducting offering
                            discounts but before deducting offering expenses, to
                            (i) redeem the aggregate outstanding balance of $140,700,000 of our 6.50% Senior Secured Insured Quarterly Notes due October 1, 2028 and (ii) redeem a portion of the aggregate outstanding balance of $332,250,000 of our 6.25% Senior Notes due September 15, 2006.

Ratings...................  AAA by Standard & Poor's Ratings Group, a division of The McGraw Hill Companies, Inc. ("S&P") and Aaa by Moody's Investors Service, Inc. ("MOODY'S").

Ranking...................  The Notes will rank equally in right of payment with our other existing or future first mortgage bonds issued either independently or as collateral for outstanding or future securities or loans.

Optional Redemption.......  We will have the option to redeem the Notes, in whole or in part, from time to time, on or after April 15, 2010. The optional redemption price for the Notes will be 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date. See "Description of the Notes - Optional Redemption."

Redemption Option of a
Deceased Beneficial
Owner's Representative....  We will be required to redeem the Notes at the option of the representative of any deceased beneficial owner of the Notes at a price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the payment date; provided, however, that the maximum principal amount we will be required to redeem during the initial period from the date of original issuance of the Notes through and including April 15, 2006, and during each twelve-month period thereafter, is $35,000 principal amount of Notes per deceased beneficial owner and an aggregate of $3,000,000 for all deceased beneficial owners. See "Description of the Notes - Redemption Upon Death of a Beneficial Owner."

Form of Notes.............  One or more global securities held in the name of
                            The Depository Trust Company ("DTC") in a minimum denomination of $1,000 and any integral multiple thereof.

Settlement and Payment....  Same-day immediately available funds.

Insurance.................  The payment of the principal and interest on the
                            Notes will be insured by a financial guaranty insurance policy issued by Ambac Assurance Corporation that will be issued at the same time the Notes are delivered. See "The Policy and the Insurer - The Policy."

Trustee and Paying Agent..  JPMorgan Chase Bank, N.A.

Risk Factors..............  You should carefully consider each of the factors described in the section of this prospectus supplement entitled "Risk Factors" starting on page S-11 before purchasing the Notes.

                      SELECTED CONSOLIDATED FINANCIAL DATA

      The following selected consolidated financial data for the fiscal years ended December 31, 2000 through December 31, 2004 have been derived from our audited consolidated financial statements, which have been audited by Ernst & Young LLP, independent registered public accounting firm, except for the amounts included from the consolidated financial statements of the MCV Partnership. The MCV Partnership is a 49% owned variable interest entity which has been consolidated in 2004 pursuant to Revised FASB Interpretation No. 46 and accounted for under the equity method of accounting for all periods through December 31, 2003, which was audited by another independent registered public accounting firm (the other auditors for 2001 and 2000 have ceased operations), for the fiscal years ended December 31, 2004, 2003, 2002, 2001 and 2000. Please refer to our Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference herein. The financial information set forth below should be read in conjunction with our consolidated financial statements, related notes and other financial information also incorporated by reference in this prospectus supplement. See "Where You Can Find More Information." For selected balance sheet information, see "Capitalization."

                                                               YEAR ENDED DECEMBER 31,
                                              ---------------------------------------------------------
                                               2004(1)      2003        2002        2001        2000
                                              ---------   ---------   ---------   ---------   ---------
                                                                    (IN MILLIONS)
INCOME STATEMENT DATA:
Operating revenue .........................   $   4,711   $   4,435   $   4,169   $   3,976   $   3,878
Net income ................................         279         196         381         188         284

Preferred stock dividends .................           2           2           2           2           2
Preferred securities distributions ........           -           -          44          41          34
Net income available to common
  Stockholder .............................         277         194         335         145         248
BALANCE SHEET DATA (AT PERIOD END DATE):
Total assets ..............................      12,811      10,745       9,598       9,191       8,672
Long-term debt, excluding current
  Maturities ..............................       4,000       3,583       2,442       2,472       2,110
Long-term debt -- related parties .........         326         506           -           -           -
Non-current portion of capital leases
  and finance lease obligations ...........         315          58         116          72          49
Preferred stock ...........................          44          44          44          44          44
Company-obligated mandatorily redeemable
  preferred securities of subsidiaries ....           -           -         490         520         395

------------------
(1) Under Revised FASB Interpretation No. 46, we are the primary beneficiary of several entities, most notably the MCV Partnership and the First Midland Limited Partnership. As a result, we have consolidated the assets, liabilities and activities of these entities into our financial statements for the year ended December 31, 2004.

                                  RISK FACTORS

      Before purchasing any of our securities offered by this prospectus supplement and the accompanying prospectus, you should carefully consider the following risk factors, as well as the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus.

REGULATORY CHANGES AND OTHER DEVELOPMENTS HAVE RESULTED AND WILL CONTINUE TO RESULT IN INCREASED COMPETITION IN OUR ENERGY BUSINESS. GENERALLY, INCREASED COMPETITION THREATENS OUR MARKET SHARE IN CERTAIN SEGMENTS OF OUR BUSINESS AND CAN REDUCE OUR PROFITABILITY.

      We have in the last several years experienced, and expect to continue to experience, a significant increase in competition for generation services with the introduction of retail open access in the State of Michigan. Pursuant to the Customer Choice Act, as of January 1, 2002, all electric customers have the choice of buying electric generation service from an alternative electric supplier. We continue to lose industrial and commercial customers to other electric suppliers. As of March 2005, we had lost 900 MW or 12 percent of our electric generation business to these alternative electric suppliers. We expect the loss to be in the range of 1,000 MW to 1,200 MW by year-end 2005. We cannot predict the total amount of electric supply load that we may lose to competitor suppliers in the future.

ELECTRIC INDUSTRY REGULATION COULD ADVERSELY AFFECT OUR BUSINESS, INCLUDING OUR ABILITY TO RECOVER OUR COSTS FROM OUR CUSTOMERS.

      Federal and state regulation of electric utilities has changed dramatically in the last two decades and could continue to change over the next several years. These changes could adversely affect our business, financial condition and profitability.

      In June 2000, the Michigan Legislature enacted the Customer Choice Act that became effective June 5, 2000. Pursuant to the Customer Choice Act, residential rates were reduced by five percent and then capped through at least December 31, 2005. Ultimately, the rate cap could extend until December 31, 2013 depending upon whether or not we exceed the market power supply test established by the legislation (a requirement that we believe ourselves to be in compliance with at this time). Under circumstances specified in the Customer Choice Act, certain costs can be deferred for future recovery after the expiration of the rate cap period. The rate cap could, however, result in us being unable to collect customer rates sufficient to recover fully our cost of conducting business. Some of these costs may be beyond our ability to control. In particular, if we need to purchase power supply from wholesale suppliers during the period when retail rates are frozen or capped, the rate restrictions imposed by the Customer Choice Act may make it impossible for us to recover fully the cost of purchased power and associated transmission costs through the rates we charge our customers. As a result, it is not certain that we can maintain our profit margins in our electric utility business during the period of the rate freeze or rate cap. In 2004, we had a $20 million underrecovery of power supply revenue due to non-recoverable power supply costs related to capped customers.

      We filed an electric rate case with the MPSC in December 2004 for approximately $320 million in rate increases. A final order from the MPSC in our electric rate case is expected in late 2005. We cannot predict the timing or outcome of the electric rate case.

      There are multiple proceedings pending before the Federal Energy Regulatory Commission ("FERC") involving transmission rates, regional transmission organizations and standard market design for electric bulk power markets and transmission. FERC is also reviewing the standards under which electric utilities are allowed to participate in wholesale power markets without price restrictions. We cannot predict the impact of these electric industry-restructuring proceedings on our financial position, liquidity or results of operations.

PENDING UTILITY LEGISLATION IN MICHIGAN MAY AFFECT US IN WAYS WE CANNOT PREDICT.

      In July 2004, as a result of legislative hearings, several bills were introduced into the Michigan Senate that could change the Customer Choice Act. The proposals include:

      - requiring that all rate classes of regulated utilities be based on cost of service;

      -     establishing a defined stranded cost calculation method;

      - allowing customers who stay with or switch to alternative electric suppliers after December 31, 2005 to return to utility services, and requiring them to pay current market rates upon return;

      - establishing reliability standards that all electric suppliers must follow;

      - requiring utilities and alternative electric suppliers to maintain a 15 percent power reserve margin;

      - creating a service charge to fund the Low Income and Energy Efficiency Fund;

      - giving kindergarten through twelfth-grade schools a discount of 10 percent to 20 percent on electric rates; and

      - authorizing a service charge payable by all customers for meeting Clean Air Act requirements.

      This legislation was not enacted before the end of the 2003-2004 legislative session. We anticipate that some or all of the bills may be reintroduced in the 2005-2006 legislative session. Although we do not believe the terms of the proposed bills, if enacted, would have a material adverse effect on our business, the final form of any new utility legislation may differ from the bills proposed in 2004. We cannot predict whether these or other measures will be enacted into law or their potential effect on us.

OUR ABILITY TO RECOVER CERTAIN REGULATORY ASSETS UNDER SECTION 10d(4) OF THE CUSTOMER CHOICE ACT MAY AFFECT OUR FINANCIAL RESULTS.

      Section 10d(4) of the Customer Choice Act allows deferred recovery of an annual return of and on capital expenditures in excess of depreciation levels and certain other expenses incurred prior to and throughout the current electric rate freeze and rate cap periods. See "Electric industry regulation could adversely affect our business, including our ability to recover our costs from our customers." In October 2004, we filed an application with the MPSC seeking recovery of $628 million in costs from 2000 through 2005 under Section 10d(4). The request includes capital expenditures in excess of depreciation, Clean Air Act costs, other expenses related to changes in law or governmental action incurred during the rate freeze and rate cap periods and associated cost of money through the period of collection. Of the $628 million, $152 million relates to the cost of money. In March 2005, the MPSC staff filed testimony recommending the MPSC approve recovery of approximately $323 million.

      As allowed by the Customer Choice Act, in January 2004, we began accruing and deferring for recovery the 2004 portion of our Section 10d(4) regulatory assets. In November 2004, the MPSC issued an order in Detroit Edison Company's general electric rate case which concluded that Detroit Edison Company's return of and on Clean Air Act costs incurred from June 2000 through December 2003 are recoverable under Section 10d(4). Based on the precedent set by this order, we recorded an additional regulatory asset in November 2004 for our return of and on Clean Air Act expenditures incurred from 2000 through 2003. Unless we receive an order from the MPSC to the contrary, we will continue to record additional accruals. However, certain aspects of Detroit Edison Company's electric rate case are different from our Section 10d(4) regulatory asset filing. At December 31, 2004, Section 10d(4) regulatory assets totaled $141 million. We cannot predict the amount, if any, the MPSC will approve as recoverable to Consumers and failure to recover these regulatory assets could adversely affect our financial condition, results of operations and cash flows.

WE COULD INCUR SIGNIFICANT CAPITAL EXPENDITURES TO COMPLY WITH ENVIRONMENTAL STANDARDS AND FACE DIFFICULTY IN RECOVERING THESE COSTS ON A CURRENT BASIS.

      We are subject to costly and increasingly stringent environmental regulations. We expect that the cost of future environmental compliance, especially compliance with clean air and water laws, will be significant.

      In 1998, the Environmental Protection Agency ("EPA") issued regulations requiring the State of Michigan to further limit nitrogen oxide emissions at our coal-fired electric plants. The EPA and the State of Michigan regulations require us to make significant capital expenditures estimated to be $802 million. As of December 31, 2004, we had incurred $525 million in capital expenditures to comply with the EPA regulations and we anticipate that the remaining $277 million of capital expenditures will be incurred between 2005 and 2011. Additionally, we currently expect we will supplement our compliance plan with the purchase of nitrogen oxide emissions credits for the years 2005 through 2009. The cost of these credits based on the current market is estimated to average $8 million per year for 2005-2006 and then decrease after 2006 with our installation of emissions control technology; however, the market for nitrogen oxide emissions credits and their price could change substantially. As new environmental standards become effective, we will need additional capital expenditures to comply with the standards.

      Based on the Customer Choice Act, beginning January 2004 an annual return of and on these types of capital expenditures, to the extent they are above depreciation levels, subject to an MPSC prudency hearing shall be accrued and deferred for recovery. After notice and hearing, the MPSC shall determine the amount of reasonable and prudent costs, if any, to be recovered and the recovery period.

      The EPA has recently adopted a Clean Air Interstate Rule that requires additional coal-fired electric plant emission controls for nitrogen oxides and sulfur dioxide. The rule involves a two-phase program to reduce emissions of sulfur dioxide by 71 percent and nitrogen oxides by 63 percent by 2015. The final rule advanced the proposed year round nitrogen oxide compliance requirement by one year to 2009. This change will require that we run our selective catalytic reduction units year round beginning in 2009 and will require that we purchase additional nitrogen oxide credits beginning in 2009. The EPA issued a final Clean Air Mercury Rule on March 15, 2005. The final rule did not include a provision to control nickel emissions from oil-fired power plants. These new rules could potentially require substantial additional expenditures.

      The EPA has alleged that some utilities have incorrectly classified plant modifications as "routine maintenance" rather than seek modification permits from the EPA. We have received and responded to information requests from the EPA on this subject. We believe that we have properly interpreted the requirements of "routine maintenance." If our interpretation is found to be incorrect, we may be required to install additional pollution controls at some or all of our coal-fired electric plants and potentially pay fines. Additionally, the viability of certain plants remaining in operation could be called into question.

      These and other required environmental expenditures, if not recovered from customers in our rates, may require us to seek significant additional financing to fund such expenditures and could strain our cash resources.

OUR ENERGY RISK MANAGEMENT STRATEGIES MAY NOT BE EFFECTIVE IN MANAGING FUEL AND ELECTRICITY PRICING RISKS, WHICH COULD RESULT IN UNANTICIPATED LIABILITIES TO US OR INCREASED VOLATILITY OF OUR EARNINGS.

      We are exposed to changes in market prices for natural gas, coal, electricity and emission credits. Prices for natural gas, coal, electricity and emission credits may fluctuate substantially over relatively short periods of time and expose us to commodity price risk. A substantial portion of our operating expenses for our plants consists of the costs of obtaining these commodities. We manage these risks using established policies and procedures, and we may use various contracts to manage these risks, including swaps, options, futures and forward contracts. We cannot assure you that these strategies will be successful in managing our pricing risk, or that they will not result in net liabilities to us as a result of future volatility in these markets.

      Natural gas prices in particular have historically been volatile. To manage market risks associated with the volatility of natural gas prices, the MCV Partnership maintains a gas hedging program. The MCV Partnership enters into natural gas futures contracts, option contracts and over-the-counter swap transactions in order to hedge against unfavorable changes in the market price of natural gas in future months when gas is expected to be needed. These financial instruments are being used principally to secure anticipated natural gas requirements necessary for projected electric and steam sales, and to lock in sales prices of natural gas previously obtained in order to optimize the MCV Partnership's existing gas supply, storage and transportation arrangements. Consumers also routinely enters into contracts to offset its positions, such as hedging exposure to the risks of demand, market effects of weather and changes in commodity prices associated with its gas distribution business. Such positions are taken in conjunction with the gas cost recovery mechanism, which allows Consumers to recover prudently incurred costs associated with such positions. However, neither Consumers nor the MCV Partnership always hedges the entire exposure of its operations from commodity price volatility. Furthermore, the ability to hedge exposure to commodity price volatility depends on liquid commodity markets. As a result, to the extent the commodity markets are illiquid, we may not be able to execute our risk management strategies, which could result in greater open positions than we would prefer at a given time. To the extent that open positions exist, fluctuating commodity prices can improve or diminish our financial results and financial position.

      In addition, we currently have a power supply cost recovery mechanism to recover the increased cost of fuel used to generate electricity from our industrial and large commercial customers, but not from our residential or small commercial customers. Therefore, to the extent that we have not hedged our fuel costs, we are exposed to changes in fuel prices to the extent fuel for our electric generating facilities must be purchased on the open market in order for us to serve our residential and small commercial customers while their rates remain capped.

OUR REVENUES AND RESULTS OF OPERATIONS ARE SUBJECT TO RISKS THAT ARE BEYOND OUR CONTROL, INCLUDING BUT NOT LIMITED TO FUTURE TERRORIST ATTACKS OR RELATED ACTS OF WAR.

      The cost of repairing damage to our facilities due to storms, natural disasters, wars, terrorist acts and other catastrophic events, in excess of reserves established for such repairs, may adversely impact our results of operations, financial condition and cash flows. The occurrence or risk of occurrence of future terrorist activity and the high cost or potential unavailability of insurance to cover such terrorist activity may impact our results of operations and financial condition in unpredictable ways. These actions could also result in disruptions of power and fuel markets. In addition, our natural gas distribution system and pipelines could be directly or indirectly harmed by future terrorist activity.

WE HAVE FINANCING NEEDS AND WE MAY BE UNABLE TO SUCCESSFULLY ACCESS BANK FINANCING OR THE CAPITAL MARKETS.

      We rely on access to bank financing and the capital markets as a source of liquidity for capital requirements not satisfied by the cash flow from our operations. In addition, the amount we pay for natural gas stored as inventory normally requires additional financing due to timing of cost recoveries. We plan to seek new financing as required for our ongoing operations and construction program, including substantial construction expenditures for federal Clean Air Act, Clean Air Interstate Rule and EPA mercury and nickel rule compliance. Future legislation could also require us to make additional cash contributions to our employee pension and benefit plans. We currently plan to seek funds through the capital markets and commercial lenders. Entering into new financings is subject in part to capital market receptivity to utility industry securities in general and to Consumers' securities issuances in particular. We believe that our current level of cash and borrowing capacity, along with anticipated cash flows from operating and investing activities, will be sufficient to meet our liquidity needs through 2006. Consumers cannot guarantee the capital market's acceptance of its securities or predict the impact of factors beyond its control, such as actions of rating agencies. We cannot assure you that any of our current ratings or those of our affiliates, including CMS Energy, will remain in effect for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. Further, any adverse developments relating to CMS Energy that resulted in a lowering of CMS Energy's credit ratings could have an adverse effect on our credit ratings. If we are unable to access bank financing or the capital markets to incur or refinance indebtedness, there could be a material adverse effect upon our liquidity and operations.

WE MAY BE NEGATIVELY IMPACTED BY THE RESULTS OF AN EMPLOYEE BENEFIT PLAN
LAWSUIT.

      We are a defendant, along with CMS Energy, CMS Marketing, Services and Trading Company (now known as CMS Energy Resource Management Company) ("CMS MST") and certain named and unnamed officers and directors, in two lawsuits brought as purported class actions on behalf of participants and beneficiaries of our 401(k) plan. The two cases, filed in July 2002 in the United States District Court for the Eastern District of Michigan, were consolidated by the trial judge and an amended and consolidated complaint has been filed. Plaintiffs allege breaches of fiduciary duties under the Employee Retirement Income Security Act of 1974 ("ERISA") and seek restitution on behalf of the plan with respect to a decline in value of the shares of CMS Energy common stock held in the plan. The plaintiffs also seek other equitable relief and legal fees. The judge issued an opinion and order dated December 27, 2004 conditionally granting plaintiffs' motion for class certification. A trial date has not been set, but is expected to be no earlier than late in 2005.

      We cannot predict the outcome of the ERISA litigation and it is possible that an adverse outcome in this lawsuit could adversely affect our financial condition, liquidity or results of operations.

THE FINANCIAL DIFFICULTIES OF OUR PARENT COMPANY, CMS ENERGY, COULD ADVERSELY AFFECT OUR ABILITY TO OBTAIN COMMON EQUITY CAPITAL, OUR CREDIT RATINGS AND OUR ABILITY TO ACCESS THE CAPITAL MARKETS.

      CMS Energy is actively engaged in improving its own liquidity and financial position, including through efforts to attract new external financing. CMS Energy is subject to uncertainties in accessing the capital markets that are similar to, if not more pronounced than, those discussed above in respect of Consumers. As the sole holder of our common stock, CMS Energy is currently our only source of common equity capital. CMS Energy has pledged the common stock of its principal subsidiaries, including Consumers, as security for bank credit facilities. We engage in transactions with other subsidiaries and affiliates of CMS Energy in the ordinary course of business, including the MCV Partnership. Any inability of CMS Energy to successfully execute its strategy for liquidity improvement and stabilization could have an adverse effect on our credit ratings or our ability to access the capital markets. Dividends from Consumers are a major contribution to CMS Energy's cash resources and significantly affect the ability of CMS Energy to service its debt.

WE MAY BE ADVERSELY AFFECTED BY REGULATORY INVESTIGATIONS AND LAWSUITS REGARDING "ROUND TRIP" TRADING BY OUR AFFILIATE AS WELL AS CIVIL LAWSUITS REGARDING PRICING INFORMATION THAT TWO OF OUR AFFILIATES PROVIDED TO MARKET PUBLICATIONS.

      We are a direct subsidiary of CMS Energy. As a result of round trip trading transactions at CMS MST, CMS Energy is under investigation by the United States Department of Justice. CMS Energy has also received subpoenas from U.S. Attorneys' Offices regarding investigations of those trades. CMS Energy and Consumers have been named in numerous securities class action lawsuits by individuals. The complaints were filed as purported class actions in the United States District Court for the Eastern District of Michigan, by shareholders who allege that they purchased CMS Energy's securities during a purported class period. These cases were later consolidated by the court. The plaintiffs generally seek unspecified damages based on allegations that the defendants violated United States securities laws and regulations by making allegedly false and misleading statements about CMS Energy's business and financial condition, particularly with respect to revenues and expenses recorded in connection with round trip trading by CMS MST. CMS Energy, Consumers and the individual defendants filed motions to dismiss on June 21, 2004. The judge issued an opinion and order dated January 7, 2005, granting the motion to dismiss for Consumers and three of the individual defendants, but denying the motions to dismiss for CMS Energy and the 13 remaining individual defendants.

      In March 2004, the SEC approved a cease-and-desist order settling an administrative action against CMS Energy relating to round trip trading. The order did not assess a fine and CMS Energy neither admitted nor denied the order's findings.

      The Board of Directors of CMS Energy has received a demand on behalf of a shareholder of CMS Energy to commence civil actions (i) to remedy alleged breaches of fiduciary duties by CMS Energy officers and directors in connection with round trip trading at CMS MST and (ii) to recover damages sustained by CMS Energy as a result of insider trades alleged to have been made by certain current and former officers of CMS Energy and its subsidiaries. In December 2002, two new directors were appointed to the CMS Energy Board of Directors. A special litigation committee was formed by the Board of Directors in January 2003 to determine whether it is in the best interest of CMS Energy to bring the action demanded by the shareholder. The disinterested members of the Board of Directors appointed the two new directors to serve on the special litigation committee.

      On December 2, 2003, during the continuing review by the special litigation committee, CMS Energy was served with a derivative complaint filed by the shareholder in the Circuit Court of Jackson County, Michigan in furtherance of his demands.

      CMS Energy has notified appropriate regulatory and governmental agencies that some employees at CMS MST and CMS Field Services, Inc. (now Cantera Gas Company), a former indirect subsidiary of CMS Energy, appeared to have provided inaccurate information regarding natural gas trades to various energy industry publications which compile and report index prices. CMS Energy is cooperating with an ongoing investigation by the United States Department of Justice regarding this matter. On November 25, 2003, the Commodity Futures Trading Commission ("CFTC") issued a settlement order regarding this matter. CMS MST and CMS Field Services, Inc. agreed to pay a fine to the CFTC totaling $16 million. CMS Energy neither admitted nor denied the findings of the CFTC in the settlement order. The CFTC filed a civil injunctive action against two former CMS Field Services, Inc. employees in Oklahoma federal district court on February 1, 2005. The action alleges the two engaged in reporting false natural gas trade information, and the action seeks to enjoin such acts, compel compliance with the Commodities Exchange Act and impose monetary penalties.

      CMS Energy has also been named as a defendant in various gas industry civil lawsuits regarding inaccurate gas trade reporting that include claims alleging manipulation of natural gas prices and violations of the Commodities Exchange Act and federal and state antitrust laws.

      We cannot predict the outcome of the United States Department of Justice investigations and the lawsuits. It is possible that the outcome in one or more of the investigations or the lawsuits could adversely affect CMS Energy's and our financial condition, liquidity or results of operations.

OUR OWNERSHIP OF A NUCLEAR GENERATING FACILITY CREATES RISK RELATING TO NUCLEAR ENERGY.

      We own the Palisades nuclear power plant and we are, therefore, subject to the risks of nuclear generation, including the risks associated with the operation of plant facilities and the storage and disposal of spent fuel and other radioactive waste. The Nuclear Regulatory Commission ("NRC") has broad authority under federal law to impose licensing and safety-related requirements for the operation of nuclear generation facilities. In the event of non-compliance, the NRC has the authority to impose fines or shut down a unit, or both, depending upon its assessment of the severity of the situation, until compliance is achieved. In addition, although we have no reason to anticipate a serious nuclear incident at our plant, if an incident did occur, it could harm our results of operations and financial condition. A major incident at a nuclear facility anywhere in the world could cause the NRC to limit or prohibit the operation or licensing of any domestic nuclear unit.

WE CURRENTLY UNDERRECOVER IN OUR RATES OUR PAYMENTS TO THE MCV PARTNERSHIP FOR CAPACITY AND ENERGY, AND ARE ALSO EXPOSED TO FUTURE CHANGES IN THE MCV PARTNERSHIP'S FINANCIAL CONDITION THROUGH OUR EQUITY AND LESSOR INVESTMENTS AS WELL AS EARNINGS VOLATILITY RESULTING FROM MCV PARTNERSHIP GAS FUEL CONTRACTS.

      Our power purchase agreement with the MCV Partnership ("PPA") expires in 2025. We estimate that we will incur estimated cash underrecoveries of payments under the PPA aggregating $150 million through 2007. For availability payments billed by the MCV Partnership after September 15, 2007, and not recovered from customers, we would expect to claim a "regulatory out" under the PPA which we believe we have the right to do after satisfying our obligation to "support and defend" full recovery of PPA charges from customers. The MCV Partnership has indicated that it may take issue with our exercise of the regulatory out clause after September 2007. The effect of exercise of the regulatory out clause would be to reduce cash flow to the MCV Partnership, which could in turn have an adverse effect on our equity and lessor interests in the MCV Facility.

      Further, under the PPA, energy payments to the MCV Partnership are based on the cost of coal burned at our coal plants and costs associated with fuel inventory, operations and maintenance, and administrative and general expenses associated with our coal plants. However, the MCV Partnership's costs of producing electricity are tied, in large part, to the cost of natural gas. Because natural gas prices have increased substantially in recent years, while energy charge payments to the MCV Partnership have not, the MCV Partnership's financial performance has been impacted negatively.

      In January 2005, the MPSC issued an order approving the Resource Conservation Plan ("RCP"), with modifications. The RCP allows us to recover the same amount of capacity and fixed energy charges from customers as approved in prior MPSC orders. However, we are able to dispatch the MCV Facility on the basis of natural gas market prices, which will reduce the MCV Facility's annual production of electricity and, as a result, reduce the MCV Facility's consumption of natural gas by an estimated 30 to 40 billion cubic feet annually. This decrease in the quantity of high-priced natural gas consumed by the MCV Facility will benefit our ownership interest in the MCV Partnership.

      The substantial MCV Facility fuel cost savings will be used first to offset fully the cost of replacement power. Second, $5 million annually will be used to fund a renewable energy program. Remaining savings will be split between the MCV Partnership and Consumers. Consumers' direct savings will be shared 50 percent with its customers in 2005 and 70 percent in 2006 and beyond. Consumers' direct savings from the RCP, after a portion is allocated to customers, will be used to offset our capacity and fixed energy underrecoveries expense. Since the MPSC has excluded these underrecoveries from the rate making process, we anticipate that our savings from the RCP will not affect our return on equity used in our base rate filings.

      In January 2005, Consumers and the MCV Partnership's general partners accepted the terms of the order and implemented the RCP. The underlying agreement for the RCP between Consumers and the MCV Partnership extends through the term of the PPA. However, either party may terminate that agreement under certain conditions. In February 2005, a group of intervenors in the RCP case filed an application for rehearing of the MPSC order. The Attorney General also filed a claim of appeal with the Michigan Court of Appeals. We cannot predict the outcome of these appeals.

      Due to the implementation of the RCP, the MCV Partnership has determined that a significant portion of its gas fuel contracts no longer qualify as normal purchases because the contracted gas will not be consumed for electric production. Accordingly, these contracts will be treated as derivatives and will be marked-to-market through earnings each quarter, which could increase earnings volatility. Based on market prices for natural gas as of January 31, 2005, the accounting for the MCV Partnership's long-term gas contracts, including those affected by the implementation of the RCP, could result in an estimated $100 million (pretax and before allocation of our 49% minority ownership interest) gain recorded to earnings in the first quarter of 2005. This estimated gain will reverse in subsequent quarters as the contracts settle.

      We cannot estimate, at this time, the impact of these issues on our future earnings or cash flow from our interest in the MCV Partnership. The forward price of natural gas for the next 20 years and the MPSC decision in 2007 or later related to our recovery of capacity payments are the two most significant variables in the analysis of the MCV Partnership's future financial performance. Natural gas prices have historically been volatile and presently there is no consensus in the marketplace on the price or range of prices of natural gas beyond the next five years. Further, it is not presently possible for us to predict the actions of the MPSC in 2007 or later. Even with the RCP, if gas prices continue at present levels or increase, the economics of operating the MCV Facility may be adverse enough to require us to recognize an impairment of our investment in the MCV Partnership. For these reasons, at this time we cannot predict the impact of these issues on its future earnings or cash flows or on the value of our equity interest in the MCV Partnership.

                                 USE OF PROCEEDS

      We expect to use the net proceeds from the sale of the Notes of $      ,
after deducting offering discounts but before deducting offering expenses, to
(i) redeem the aggregate outstanding balance of $140,700,000 of our 6.50% Senior Secured Insured Quarterly Notes due October 1, 2028 and (ii) redeem a portion of the aggregate outstanding balance of $332,250,000 of our 6.25% Senior Notes due September 15, 2006.

                       RATIO OF EARNINGS TO FIXED CHARGES

      The ratios of earnings to fixed charges for each of the years ended December 31, 2000 through 2004 are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                             -----------------------------------
                                             2004    2003    2002   2001   2000
                                             ----    ----    ----   ----   ----
Ratio of earnings to fixed charges(a)....    2.34    2.25    3.59   2.28   2.90

-----------------
(a) For purposes of computing the ratio, earnings represent the sum of pretax income, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from equity investees.

                                 CAPITALIZATION

      The following table sets forth our capitalization as of December 31, 2004 on an actual basis and as adjusted to reflect the sale of $ million of Notes in this offering and the application of the net proceeds as described under "Use of Proceeds." This table should be read in conjunction with our consolidated financial statements and related notes included in the incorporated documents as described under "Where You Can Find More Information."

                                                               AT DECEMBER 31, 2004
                                                               --------------------
                                                               ACTUAL   AS ADJUSTED
                                                               -------  -----------
                                                                   (UNAUDITED)
                                                                  (IN MILLIONS)
Common stockholder's equity (a).............................   $ 2,412   $  2,412
Preferred stock.............................................        44         44
Long-term debt:
         % Insured Quarterly Notes due 2035 (b).............         -        150
  Other long-term debt (excluding current
   maturities) (b)(c)(d)....................................     4,000
Long-term debt -- related parties (c).......................       326        326
Non-current portion of capital leases and finance lease
  Obligations...............................................       315        315
                                                               -------   --------
Total capitalization........................................   $ 7,097   $
Current portion of long-term debt, capital leases and
finance leases..............................................       147        147
Current portion of long-term debt - related parties(a).....        180        180
                                                               -------   --------
     Total capitalization and current portion of long-term
       debt, capital leases, finance leases and long term-
       debt -- related parties..............................   $ 7,424   $
                                                               =======   ========

--------------------
(a) In January 2005, we received a $200 million capital infusion from our parent company, CMS Energy. Also in January 2005, we redeemed the aggregate outstanding balance of $180 million of our 9.25% Trust Originated Preferred Securities due 2029. On March 30, 2005, CMS Energy priced a public offering of 20,000,000 shares of its common stock at $12.25 per share. On April 1, 2005 the underwriters for the common stock offering exercised their option to purchase an additional 3,000,000 shares. CMS Energy expects the issuance of the shares to occur on April 5, 2005. Estimated net proceeds of $271,887,600 will be used for equity infusions into Consumers and for general corporate purposes. These transactions are not reflected in the capitalization table.

(b)   We expect to use the net proceeds from the sale of the Notes of $       ,
      after deducting offering discounts but before deducting offering expenses, to (i) redeem the aggregate outstanding balance of $140,700,000 of our 6.50% Senior Secured Insured Quarterly Notes due October 1, 2028 and (ii) redeem a portion of the aggregate outstanding balance of $332,250,000 of our 6.25% Senior Notes due September 15, 2006. See "Use of Proceeds."

(c) In January 2005, we sold $250 million of our 5.15% First Mortgage Bonds due 2017 and used the net proceeds and available cash, (i) to redeem the aggregate outstanding balance of $70 million of our 8.36% Trust Originated Preferred Securities due 2015, (ii) to redeem the aggregate outstanding balance of $120 million of our 8.20% Trust Originated Preferred Securities due 2027 and (iii) to pay off our $60 million term loan due November 2006 with a then-current floating interest rate of 3.79%. These transactions are not reflected in the capitalization table.

(d) In March 2005, we sold $300 million of our 5.65% First Mortgage Bonds due 2020 and we will use the net proceeds to redeem a portion of the aggregate outstanding balance of $332,250,000 of our 6.25% Senior Notes due September 15, 2006. These transactions are not reflected in the capitalization table.

                            DESCRIPTION OF THE NOTES

GENERAL

      The Notes are to be issued under an Indenture dated as of September 1, 1945, between Consumers and JPMorgan Chase Bank, N.A. (ultimate successor to City Bank Farmers Trust Company), as trustee, as amended and supplemented by various supplemental indentures and as supplemented by the 102nd Supplemental Indenture dated as of April , 2005 providing for the Notes. In connection with the change of the state of incorporation from Maine to Michigan in 1968, Consumers succeeded to, and was substituted for, the Maine corporation under the Indenture. At April 1, 2005, eleven series of first mortgage bonds in an aggregate principal amount of approximately $2.85 billion were outstanding under the Indenture, excluding five series of first mortgage bonds in an approximate aggregate principal amount of $1.3 billion to secure outstanding senior notes and credit facilities and three series of first mortgage bonds in an approximate aggregate principal amount of $125.6 million to secure outstanding pollution control revenue bonds.

      The statements herein concerning the Notes and the Indenture are a summary and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the Indenture, which is incorporated herein by this reference. They make use of defined terms and are qualified in their entirety by express reference to the Indenture, including the 102nd Supplemental Indenture, a copy of which will be made available upon request to the Trustee.

PRINCIPAL, MATURITY AND INTEREST

      The Notes are initially being offered in the aggregate principal amount of $150,000,000. The Notes will mature on April 15, 2035 unless earlier redeemed or
otherwise repaid. The Notes will bear interest at a rate of   % per year,
payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year and at the date of maturity. Interest will be paid to the person in whose name the Notes are registered at the close of business on the first calendar day of the month in which the interest payment date occurs. The initial interest payment date for the Notes will be July 15, 2005. Interest payable on any interest payment date or on the date of maturity will be the amount of interest accrued from and including the date of original issuance or from and including the most recent interest payment date on which interest has been paid or duly made available for payment to but excluding such interest payment date or the date of maturity, as the case may be. So long as the Notes are in book-entry form, principal of and interest on the Notes will be payable, and the Notes may be transferred, only through the facilities of DTC. If any interest payment date falls on a day that is not a business day, the interest payment date will be the next succeeding business day (and without any interest or other payment in respect of any such delay). Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months.

REGISTRATION, TRANSFER AND EXCHANGE

      The Notes will be initially issued in the form of one or more notes, in registered form, without coupons ("GLOBAL NOTES"), in denominations of $1,000 and any integral multiple thereof as described under "Book-Entry Only Issuance - The Depository Trust Company." The Global Notes will be registered in the name of the nominee of DTC. Except as described under "Book-Entry Only Issuance - The Depository Trust Company," owners of beneficial interests in a Global Note will not be entitled to have Notes registered in their names, will not receive or be entitled to receive physical delivery of any such Note and will not be considered the registered holder thereof under the Indenture.

OPTIONAL REDEMPTION

      We will have the option to redeem the Notes, in whole or in part, without premium, from time to time, on or after April 15, 2010, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to 100% of the principal amount being redeemed plus any unpaid accrued interest to the redemption date.

      From the redemption date, the Notes to be redeemed will cease to bear interest, unless we default in the payment of the redemption price. In the event of such default, the principal of the Notes to be redeemed will, until paid, continue to bear interest at the rate indicated on the cover of this prospectus supplement.

      Subject to the foregoing and to applicable law (including, without limitation, United States federal securities laws), we may, at any time and from time to time, purchase outstanding Notes by tender, in the open market or by private agreement. However, we may not use any purchased Notes as a credit against any redemption obligation.

REDEMPTION UPON DEATH OF A BENEFICIAL OWNER

      Unless the Notes have been declared due and payable prior to their maturity by reason of an event of default under the Indenture, the Representative (as defined below) of a deceased Beneficial Owner (as defined below) has the right to request redemption prior to stated maturity of all or part of such deceased Beneficial Owner's interest in the Notes, and we will redeem the same subject to the limitations that we will not be obligated to redeem, during the period from the date of this offering through and including April 15, 2006 (the "INITIAL PERIOD"), and during any twelve-month period which ends on and includes each April 15 thereafter (each such twelve-month period being hereinafter referred to as a "SUBSEQUENT PERIOD"), (i) on behalf of an individual deceased Beneficial Owner any interest in the Notes which exceeds $35,000 principal amount (the "INDIVIDUAL LIMITATION") or (ii) interests in the Notes exceeding $3,000,000 in aggregate principal amount (the "ANNUAL LIMITATION"). A request for redemption may be initiated by the Representative of a deceased Beneficial Owner at any time and in any principal amount.

      We may, at our option, redeem interests of any deceased Beneficial Owner in the Notes in the Initial Period or any Subsequent Period in excess of the Individual Limitation. Any such redemption, to the extent that it exceeds the Individual Limitation for any deceased Beneficial Owner, shall not be included in the computation of the Annual Limitation for such Initial Period or such Subsequent Period, as the case may be, or for any succeeding Subsequent Period. We may, at our option, redeem interests of deceased Beneficial Owners in the Notes, in the Initial Period or any Subsequent Period in an aggregate principal amount exceeding the Annual Limitation. Any such redemption, to the extent it exceeds the Annual Limitation, shall not reduce the Annual Limitation for any Subsequent Period. On any determination by us to redeem Notes in excess of the Individual Limitation or the Annual Limitation, Notes so redeemed shall be redeemed in the order of the receipt of Redemption Requests (as defined below) by the Trustee.

      A request for redemption of an interest in the Notes may be initiated by the personal representative or other person authorized to represent the estate of the deceased Beneficial Owner or by a surviving joint tenant(s) or tenant(s) by the entirety or the trustee of a trust (each, a "REPRESENTATIVE"). The Representative shall deliver a request to the Participant (as defined below) through whom the deceased Beneficial Owner owned such interest, in form satisfactory to the Participant, together with evidence of the death of the Beneficial Owner, evidence of the authority of the Representative satisfactory to the Participant, such waivers, notices or certificates as may be required under applicable state or federal law and such other evidence of the right to such redemption as the Participant shall require. The request shall specify the principal amount of the interest in the Notes to be redeemed. The Participant shall thereupon deliver to the depositary, who in this case initially will be DTC, a request for redemption substantially in the form attached as Appendix A hereto (a "REDEMPTION REQUEST"). The depositary will, on receipt thereof, forward the same to the Trustee. The Trustee shall maintain records with respect to Redemption Requests received by it including date of receipt, the name of the Participant filing the Redemption Request and the status of each such Redemption Request with respect to the Individual Limitation and Annual Limitation. The Trustee will immediately file each Redemption Request it receives, together with the information regarding the eligibility thereof with respect to the Individual Limitation and Annual Limitations, with us. The depositary, the Trustee and we may conclusively assume, without independent investigation, that the statements contained in each Redemption Request are true and correct and shall have no responsibility for reviewing any documents submitted to the Participant by the Representative or for determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner.

      Subject to the Individual Limitation and the Annual Limitation, we will, after the death of any Beneficial Owner, redeem the interest of such Beneficial Owner in the Notes on the next interest payment date occurring not less than 30 days following our receipt of a Redemption Request from the Trustee. If Redemption Requests exceed the aggregate principal amount of interests in Notes required to be redeemed during the Initial Period or during any Subsequent Period, then such excess Redemption Requests will be applied in the order received by the Trustee to successive Subsequent Periods, regardless of the number of Subsequent Periods required to redeem such interests. We may at any time notify the Trustee that we will redeem, on the next interest payment date occurring not less than 30 days thereafter, all or any such lesser amount of Notes for which Redemption Requests have been received but which are not then eligible for redemption by reason of the Individual Limitation and the Annual Limitation. Any Notes so redeemed shall be redeemed in the order of receipt of Redemption Requests by the Trustee.

      The price we will pay for the Notes to be redeemed pursuant to a Redemption Request is 100% of the principal amount thereof plus accrued but unpaid interest to the redemption date. Subject to arrangements with the depositary, payment for interests in the Notes which are to be redeemed shall be made to the depositary upon presentation of Notes to the Trustee for redemption in the aggregate principal amount specified in the Redemption Requests submitted to the Trustee by the depositary which are to be fulfilled in connection with such payment. The principal amount of any Notes acquired or redeemed by us other than by redemption at the option of any Representative of a deceased Beneficial Owner pursuant to this section shall not be included in the computation of either the Individual Limitation or the Annual Limitation for the Initial Period or for any Subsequent Period.

      For purposes of this section, a "BENEFICIAL OWNER" means the Person who has the right to sell, transfer or otherwise dispose of an interest in a Note and the right to receive the proceeds therefrom, as well as the interest and principal payable to the holder thereof. In general, a determination of beneficial ownership in the Notes will be subject to the rules, regulations and procedures governing the depositary and institutions that have accounts with the depositary or a nominee thereof ("PARTICIPANTS").

      For purposes of this section, an interest in a Note held in tenancy by the entirety, joint tenancy or by tenants in common will be deemed to be held by a single Beneficial Owner and the death of a tenant by the entirety, joint tenant or tenant in common will be deemed the death of a Beneficial Owner. The death of a person who, during his or her lifetime, was entitled to substantially all of the rights of a Beneficial Owner of an interest in the Notes will be deemed the death of the Beneficial Owner, regardless of the recordation of such interest on the records of the Participant, if such rights can be established to the satisfaction of the Participant. Such interests shall be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Gifts to Minors Act or the Uniform Transfers to Minors Act, community property or other similar joint ownership arrangements, including individual retirement accounts or Keogh [H.R. 10] plans maintained solely by or for the decedent or by or for the decedent and any spouse, and trust and certain other arrangements where the decedent has the right to receive all or a portion of the income and such person has substantially all of the rights of a Beneficial Owner during such person's lifetime.

      In the case of a Redemption Request which is presented on behalf of a deceased Beneficial Owner and which has not been fulfilled at the time we give notice of our election to redeem the Notes, the Notes which are the subject of such pending Redemption Request shall be redeemed prior to any other Notes.

      Any Redemption Request may be withdrawn by the person(s) presenting the same upon delivery of a written request for such withdrawal given by the Participant on behalf of such person to the depositary and by the depositary to the Trustee not less than 60 days prior to the interest payment date on which such Notes are eligible for redemption.

      We may, at our option, purchase any Notes for which Redemption Requests have been received in lieu of redeeming such Notes. Any Notes so purchased by us shall either be reoffered for sale and sold within 180 days after the date of purchase or presented to the Trustee for redemption and cancellation.

      During such time or times as the Notes are not represented by a Global Note and are issued in definitive form, all references in this section to Participants and the depositary, including the depositary's governing rules, regulations and procedures, shall be deemed deleted, all determinations which under this section the Participants are required to make shall be made by us (including, without limitation, determining whether the applicable decedent is in fact the Beneficial Owner of the interest in the Notes to be redeemed or is in fact deceased and whether the Representative is duly authorized to request redemption on behalf of the applicable Beneficial Owner), all Redemption Requests, to be effective, shall be delivered by the Representative to the Trustee, with a copy to us, and shall be in the form of a Redemption Request (with appropriate changes to reflect the fact that such Redemption Request is being executed by a Representative) and, in addition to all documents that are otherwise required to accompany a Redemption Request, shall be accompanied by the Note that is the subject of such request.

SINKING FUND REQUIREMENT

      The Notes will not have the benefit of any sinking fund.

ISSUANCE OF ADDITIONAL FIRST MORTGAGE BONDS

      Additional first mortgage bonds may be issued under the Indenture up to 60% of unfunded net property additions or against the deposit of an equal amount of cash, if, for any period of twelve consecutive months within the fifteen preceding calendar months, the net earnings of Consumers (before income or excess profit taxes) shall have been at least twice the interest requirement for one year on all first mortgage bonds outstanding and to be issued and on indebtedness of prior or equal rank. Additional first mortgage bonds may also be issued to refund first mortgage bonds outstanding under the Indenture. Deposited cash may be applied to the retirement of first mortgage bonds or be withdrawn in an amount equal to the principal amount of first mortgage bonds which may be issued on the basis of unfunded net property additions. As of March 8, 2005, unfunded net property additions were $1.956 billion. Consumers could issue $1.174 billion of additional first mortgage bonds on the basis of such property additions. In addition, as of March 25, 2005, Consumers could issue $234.5 million of additional first mortgage bonds on the basis of first mortgage bonds previously retired.

      The Notes are to be issued upon the basis of retired bonds.

LIMITATIONS ON DIVIDENDS

      The 102nd Supplemental Indenture does not restrict Consumers' ability to pay dividends on its common stock.

CONCERNING THE TRUSTEE

      JPMorgan Chase Bank, N.A. is the Trustee and paying agent under the Indenture. Consumers and its affiliates maintain lending, depository and other normal banking relationships with JPMorgan Chase Bank, N.A. JPMorgan Chase Bank, N.A. is also a lender to Consumers and its affiliates.

      The Indenture provides that Consumers' obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the first mortgage bonds upon all property and funds held or collected by the Trustee as such.

      The Trustee or the holders of 20% in total principal amount of the first mortgage bonds may declare the principal due on default, but the holders of a majority in total principal amount may rescind such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in total principal amount of the first mortgage bonds may generally direct the time, method and place of conducting any proceeding for the enforcement of the Indenture. No first mortgage bondholder has the right to institute any proceedings for the enforcement of the Indenture unless that holder has given the Trustee written notice of a default, the holders of 20% of total principal amount of outstanding first mortgage bonds shall have tendered to the Trustee reasonable security or indemnity against costs, expenses and liabilities and requested the Trustee to take action, the Trustee shall have declined to take action or failed to do so within 60 days and no inconsistent directions shall have been given by the holders of a majority in total principal amount of the first mortgage bonds.

PRIORITY AND SECURITY

      The Notes are ranked equally with all other series of first mortgage bonds now outstanding or issued later under the Indenture. The Indenture is a direct first lien on substantially all of Consumers' property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the Indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the Indenture. The Notes are also subject to certain provisions of Michigan law which provide that, under certain circumstances, the State of Michigan's lien against property on which it has incurred costs related to any environmental response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The Indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

RELEASE AND SUBSTITUTION OF PROPERTY

      The Indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:

      -     cash deposited with the Trustee;

      -     bonds or purchase money obligations delivered to the Trustee;

      - prior lien bonds delivered to the Trustee or reduced or assumed by the purchaser;

      -     property additions acquired in exchange for the property released;
            or

      -     upon a showing that unfunded net property additions exist.

The Indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.

MODIFICATION OF INDENTURE

      The Indenture, the rights and obligations of Consumers and the rights of the holders of first mortgage bonds may be modified by Consumers with the consent of the holders of 75% in principal amount of the first mortgage bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any first mortgage bonds without the first mortgage bondholders' consent. Consumers has reserved the right without any consent or other action by the holders of first mortgage bonds of any series created after September 15, 1993 or by the holder of any senior note or exchange note that is secured by first mortgage bonds to amend the Indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the Indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

DEFAULTS

      The Indenture defines the following as "defaults":

      -     failure to pay principal when due;

      -     failure to pay interest for sixty days;

      - failure to pay any installment of any sinking or other purchase fund for ninety days;

      -     certain events in bankruptcy, insolvency or reorganization; and

      - failure to perform any other covenant for ninety days following written demand by the Trustee for Consumers to cure such failure.

      Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the first mortgage bonds under the Indenture at the rate of 6% per year. The Indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the Trustee a certificate as to compliance with all conditions and covenants under the Indenture.

      In addition to the "defaults" described above, the occurrence and continuance of an event of default under the insurance agreement (which agreement is discussed in "The Policy and The Insurer - The Policy,") shall also constitute a default with respect to the Notes and a failure to perform a covenant or agreement under the Indenture. An event of default under the insurance agreement includes a default by us on certain payment obligations thereunder, failure by us in observance of certain representations and covenants thereunder and certain bankruptcy events of Consumers.

SPECIAL INSURANCE PROVISIONS OF THE NOTES

      Subject to the provisions of the Indenture, so long as the Insurer (as defined below) is not in default under the Policy (as defined below), the Insurer shall be entitled to control and direct the enforcement of all rights and remedies of the holders of the Notes with respect to the Notes upon the occurrence and continuation of a "default" as defined in the Indenture.

BOOK-ENTRY ONLY ISSUANCE - THE DEPOSITORY TRUST COMPANY

      The Notes initially will be in the form of one or more Global Notes. Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to the accounts of DTC's Direct Participants and Indirect Participants (each as defined below).

      Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct Participants or Indirect Participants, which may change from time to time.

      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for notes in certificated form ("CERTIFICATED NOTES") in certain limited circumstances. See " - Exchange of Interests in Global Notes for Certificated Notes."

DEPOSITARY PROCEDURES

      DTC has advised Consumers that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "DIRECT PARTICIPANTS") and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Direct Participants. The Direct Participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the "INDIRECT PARTICIPANTS"). DTC may hold securities beneficially owned by other persons only through the Direct Participants or Indirect Participants, and such other persons' ownership interest and transfer of ownership interest will be recorded only on the records of the appropriate Direct Participant and/or Indirect Participant, and not on the records maintained by DTC.

      DTC has also advised Consumers that, pursuant to DTC's procedures, (1) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the underwriters with portions of the principal amount of the Global Notes allocated by the underwriters to such Direct Participants and (2) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes. Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes will be subject to the procedures and requirements of DTC.

      The laws of some states require that certain persons take physical delivery in definitive, certificated form of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the Notes, see " - Exchange of Interests in Global Notes for Certificated Notes."

      EXCEPT AS DESCRIBED IN " - EXCHANGE OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES", OWNERS OF BENEFICIAL INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF CERTIFICATED NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR HOLDERS THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

      Under the terms of the Indenture, Consumers and the Trustee will treat the persons in whose names the Notes are registered (including Notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium, liquidated damages, if any, and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture. Consequently, neither Consumers, the Trustee nor any agent of Consumers or the Trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any Direct Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Direct Participant's or Indirect Participant's records relating to the beneficial ownership interests in any Global Note or (2) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.

      DTC has advised Consumers that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the Notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant's respective ownership interests in the applicable Global Notes as shown on DTC's records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the Notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee or Consumers. Neither Consumers nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the Notes, and Consumers and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the Notes for all purposes.

      The Global Notes will trade in DTC's Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in immediately available funds. Transfers between

Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds.

      DTC has advised Consumers that it will take any action permitted to be taken by a holder of Notes of a series only at the direction of one or more Direct Participants to whose account interests in the related Global Notes are credited and only in respect of such portion of the aggregate principal amount of such Notes as to which such Direct Participant or Direct Participants has or have given direction. However, if there is an event of default with respect to the Notes, DTC reserves the right to exchange the related Global Notes (without the direction of one or more of its Direct Participants) for legended Certificated Notes, and to distribute such Certificated Notes to its Direct Participants. See " - Exchange of Interests in Global Notes for Certificated Notes."

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Consumers, the underwriters or the Trustee will have any responsibility for the performance by DTC, or its respective Direct Participants and Indirect Participants, of their respective obligations under the rules and procedures governing any of their operations.

      The information in this section concerning DTC and its book-entry system has been obtained from DTC, and Consumers takes no responsibility for the accuracy thereof.

EXCHANGE OF INTERESTS IN GLOBAL NOTES FOR CERTIFICATED NOTES

      Global Notes may be exchanged for Certificated Notes if (1) (a) DTC notifies Consumers that it is unwilling or unable to continue as depositary for the Global Notes or Consumers determines that DTC is unable to act as such depositary and Consumers thereupon fails to appoint a successor depositary within 90 days or (b) DTC has ceased to be a clearing agency registered under the Exchange Act, (2) Consumers, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (3) there shall have occurred and be continuing a default or an event of default with respect to the Notes. In any such case, Consumers will notify the Trustee in writing that, upon surrender by the Direct Participants and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct Participants and Indirect Participants and DTC identify as being the beneficial owner of the related Notes.

      Beneficial interests in Global Notes held by any Direct Participant or Indirect Participant may be exchanged for Certificated Notes upon request to DTC, or by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct Participants or Indirect Participants (in accordance with DTC's customary procedures).

      Neither Consumers nor the Trustee will be liable for any delay by the holder of Global Notes or DTC in identifying the beneficial owners of the related Notes, and Consumers and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the holder of the Global Note or DTC for all purposes.

CERTIFICATED NOTES

      Certificated Notes may be exchangeable for other Certificated Notes of any authorized denominations and of a like aggregate principal amount and tenor. Certificated Notes may be presented for exchange, and may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the designated office of the Trustee in Detroit, Michigan (the "SECURITY REGISTRAR"). The Security Registrar will not charge a service charge for any registration of transfer or exchange of Notes; however, Consumers may require payment by a holder of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection therewith, as described in the Indenture. Such transfer or exchange will be effected upon the Security Registrar being satisfied with the documents of title and identity of the person making the request. Consumers may at any time designate additional transfer agents with respect to the Notes.

      Consumers shall not be required to (a) issue, exchange or register the transfer of any Certificated Note for a period of 15 days next preceding the mailing of notice of redemption of such Note or (b) exchange or register the transfer of any Certificated Note or portion thereof selected, called or being called for redemption, except, in the case of any Certificated Note to be redeemed in part, the portion thereof not so to be redeemed.

      If a Certificated Note is mutilated, destroyed, lost or stolen, it may be replaced at the office of the Security Registrar upon payment by the holder of such expenses as may be incurred by Consumers and the Security Registrar in connection therewith and the furnishing of such evidence and indemnity as Consumers and the Security Registrar may require. Mutilated Notes must be surrendered before new Notes will be issued.

SAME DAY SETTLEMENT

      Payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) will be made by wire transfer of immediately available same day funds to the accounts specified by DTC as the holder of the Global Notes. Principal, premium, if any, and interest and liquidated damages, if any, on all Certificated Notes in registered form will be payable at the office or agency of the Trustee in The City of New York, except that, at the option of Consumers, payment of any interest and liquidated damages, if any, may be made except for DTC (1) by check mailed to the address of the person entitled thereto as such address shall appear in the security register or (2) by wire transfer to an account maintained by the person entitled thereto as specified in the security register.

                           THE POLICY AND THE INSURER

      The following information has been provided by Ambac Assurance Corporation (the "INSURER") for use in this prospectus supplement. Reference is made to Appendix B for a specimen of the Policy to be issued by the Insurer. No representation is made by us or the underwriters as to the accuracy or completeness of such information.

THE POLICY

      We will enter into an insurance agreement with the Insurer pursuant to which the Insurer will issue a financial guaranty insurance policy relating to the Notes, the form of which is attached to this prospectus supplement as Appendix B. The following summary of the terms of the Policy does not purport to be complete and is qualified in its entirety by reference to the Policy.

      The Insurer has made a commitment to issue a financial guaranty insurance policy (the "POLICY") relating to the Notes effective as of the date of issuance of the Notes. Under the terms of the Policy, the Insurer will pay to The Bank of New York, in New York, New York, or any successor thereto (the "INSURANCE TRUSTEE") for the benefit of holders of the Notes, that portion of the principal of and interest on the Notes which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor (as such terms are defined in the Policy). The Insurer will make such payments to the Insurance Trustee on the later of the date on which such principal and interest becomes Due for Payment or within one business day following the date on which the Insurer shall have received notice of Nonpayment from the Trustee. The insurance will extend for the term of the Notes and, once issued, cannot be canceled by the Insurer.

      The Policy will insure payment only on stated maturity dates and in connection with the mandatory redemption of Notes at the option of the Representative of any deceased Beneficial Owner of the Notes in the case of principal, and on interest payment dates, in the case of interest. If the Notes become subject to mandatory redemption (other than in connection with the mandatory redemption of Notes at the option of the Representative of any deceased Beneficial Owner of the Notes) and insufficient funds are available for redemption of all outstanding Notes, the Insurer will remain obligated to pay principal of and interest on outstanding Notes on the originally scheduled interest and principal payment dates. In the event of any acceleration (other than in connection with the mandatory redemption of Notes at the option of the Representative of any deceased Beneficial Owner of the Notes) of the principal of the Notes, the insured payments will be made at such times and in such amounts as would have been made had there not been an acceleration.

      In the event the Trustee has notice that any payment of principal of or interest on a Note which has become Due for Payment and which is made to a holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from its registered owner pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such registered owner will be entitled to payment from the Insurer to the extent of such recovery if sufficient funds are not otherwise available.

      The Policy does NOT insure any risk other than Nonpayment, as defined in the Policy. Specifically, the Policy does NOT cover:

      1. payment on acceleration, as a result of a call for redemption (other than in connection with the mandatory redemption of the Notes as the option of the Representative of any deceased Beneficial Owners of the Notes) or as a result of any other advancement of maturity.

      2. payment of any redemption, prepayment or acceleration premium.

      3. nonpayment of principal or interest caused by the insolvency or negligence of any trustee, paying agent or bond registrar, if any.

      If it becomes necessary to call upon the Policy, payment of principal requires surrender of Notes to the Insurance Trustee together with an appropriate instrument of assignment so as to permit ownership of such Notes to be registered in the name of the Insurer to the extent of the payment under the Policy. Payment of interest pursuant to the Policy requires proof of holder entitlement to interest payments and an appropriate assignment of the holder's right to payment to the Insurer.

      Upon payment of the insurance benefits, the Insurer will become the owner of the Notes, appurtenant coupon, if any, or right to payment of principal or interest on such Notes and will be fully subrogated to the surrendering holder's rights to payment.

THE INSURER

      The Insurer is a Wisconsin-domiciled stock insurance corporation regulated by the Office of the Commissioner of Insurance of the State of Wisconsin and licensed to do business in 50 states, the District of Columbia, the Commonwealth of Puerto Rico, the Territory of Guam and the U.S. Virgin Islands. The Insurer primarily insures newly-issued municipal and structured finance obligations. The Insurer is a wholly-owned subsidiary of Ambac Financial Group, Inc. a 100% publicly-held company. Moody's Investors Service, Inc., Standard & Poor's and Fitch Ratings have each assigned a triple-A financial strength rating to the Insurer.

      The consolidated financial statements of the Insurer and subsidiaries as of December 31, 2004 and December 31, 2003 and for each of the years in the three-year period ended December 31, 2004, prepared in accordance with U.S. generally accepted accounting principles, included in the Annual Report on Form 10-K of Ambac Financial Group, Inc. (which was filed with the SEC on March 15, 2005; SEC File No. 1-10777), are hereby incorporated by reference into this prospectus supplement and shall be deemed to be a part hereof. Any statement contained in a document incorporated herein by reference shall be modified or superseded for the purposes of this prospectus supplement to the extent that a statement contained herein by reference herein also modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

            All consolidated financial statements of the Insurer and subsidiaries included in documents filed by Ambac Financial Group, Inc. with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, subsequent to the date of this prospectus supplement and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the respective dates of filing such consolidated financial statements.

            The following table sets forth the capitalization of the Insurer as of December 31, 2002, December 31, 2003 and December 31, 2004 in conformity with U.S. generally accepted accounting principles.

                  AMBAC ASSURANCE CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED CAPITALIZATION TABLE

                              (DOLLARS IN MILLIONS)

                                               DECEMBER 31, 2002    DECEMBER 31, 2003    DECEMBER 31, 2004
                                               -----------------    -----------------    -----------------
Unearned premiums............................       $2,137               $2,553              $ 2,783
Long-term debt...............................            -                  189                1,074
Notes payable to affiliates..................          111                   84                    -
Other liabilities............................        1,865                2,008                2,192
                                                    ------               ------              -------
Total liabilities............................        4,113                4,834                6,049
                                                    ------               ------              -------
Stockholder's equity

   Common stock..............................           82                   82                   82
   Additional paid-in capital................          920                1,144                1,233
   Accumulated other comprehensive income....          231                  243                  238
   Retained earnings.........................        2,849                3,430                4,094
                                                    ------               ------              -------
Total stockholder's equity...................        4,082                4,899                5,647
                                                    ------               ------              -------
Total liabilities and stockholder's equity...       $8,195               $9,733              $11,696
                                                    ======               ======              =======

            For additional financial information concerning the Insurer, see the audited consolidated financial statements of the Insurer incorporated by reference herein. Copies of the consolidated financial statements of the Insurer incorporated by reference and copies of the Insurer's annual statement for the year ended December 31, 2004 prepared on the basis of accounting practices prescribed or permitted by the State of Wisconsin Office of the Commissioner of Insurance, are available without charge from the Insurer. The address of the Insurer's administrative offices and its telephone number are One State Street Plaza, 19th Floor, New York, New York 10004 and (212) 668-0340.

                                     RATINGS

      It is anticipated that S&P and Moody's will assign the Notes the ratings of "AAA" and "Aaa", respectively, conditioned upon the issuance and delivery by the Insurer at the time of delivery of the Notes of the Policy, insuring the timely payment of the principal of and interest on the Notes. Such ratings reflect only the views of such ratings agencies, and do not constitute a recommendation to buy, sell or hold securities. In general, ratings address credit risk. Each rating should be evaluated independently of any other rating. An explanation of the significance of such ratings may be obtained only from such rating agencies at the following addresses: Standard & Poor's, 25 Broadway, New York, New York 10004 and Moody's Investors Service, Inc., 99 Church Street, New York, New York 10007. The security rating may be subject to revision or withdrawal at any time by the assigning rating organization, and, accordingly, there can be no assurance that such ratings will remain in effect for any period of time or that they will not be revised downward or withdrawn entirely by the rating agencies if, in their judgment, circumstances warrant. Neither Consumers nor the underwriters have undertaken any responsibility to oppose any proposed downward revision or withdrawal of a rating on the Notes. Any such downward revision or withdrawal of such ratings may have an adverse effect on the market price of the Notes.

                                  UNDERWRITING

      Edward D. Jones & Co., L.P. is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of the Notes set forth opposite the underwriter's name.

                 UNDERWRITERS                     PRINCIPAL AMOUNT
                 ------------                     ----------------
Edward D. Jones & Co., L.P. ...................       $
Comerica Securities, Inc. .....................
Goldman, Sachs & Co............................
Wachovia Capital Markets, LLC..................
Fifth Third Securities, Inc. ..................
                                                      ------------
     Total.....................................       $150,000,000
                                                      ============

      The underwriting agreement provides that the obligations of the underwriters to purchase the Notes are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase and accept delivery of all of the Notes if any are purchased.

      The underwriters have advised us that they propose to offer the Notes from time to time for sale in one or more negotiated transactions, or otherwise, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. The underwriters may effect such transactions by selling the Notes to or through dealers, and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the underwriters and/or the purchasers of the Notes for whom they may act as agent. The underwriters and any dealers that participate with the underwriters in the distribution of the Notes may be deemed to be underwriters, and any discounts or commission received by them and any profit on the resale of the Notes by them may be deemed to be underwriting discounts or commissions, under the Securities Act of 1933, as amended (the "SECURITIES ACT").

      We estimate that our out-of-pocket expenses for this offering will be approximately $200,000.

      The Notes will constitute a new class of securities with no established trading market. As we do not intend to list the Notes on any securities exchange or automated dealer quotation system, we cannot assure you that the prices at which the Notes will sell in the market after this offering will not be lower than the price at which you purchased the Notes or that an active trading market for the Notes will develop and continue after this offering. The underwriters have advised us that they currently intend to make a market in the Notes. However, they are not obligated to do so and they may discontinue any market-making activities with respect to the Notes at any time without notice. In addition, market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, we cannot assure you as to the liquidity of or the trading market for the Notes.

      In connection with this offering, the underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the underwriters creates a short position in the Notes in connection with the offering, i.e., if they sell a greater aggregate principal amount of Notes than is set forth on the cover of this prospectus supplement, the underwriters may reduce that short position by purchasing Notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

      The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because Edward D. Jones & Co., L.P. acting as representative for the underwriters has repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

      Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

      The underwriters have performed investment banking and advisory services for us and our affiliates from time to time for which they have received customary fees and expenses.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make because of any of those liabilities.

                                 LEGAL OPINIONS

      Robert C. Shrosbree, Assistant General Counsel for CMS Energy Corporation, will render opinions as to the legality of the Notes for Consumers.

      Pillsbury Winthrop LLP will pass upon certain legal matters with respect to the Notes for the underwriters.

                                     EXPERTS

      The consolidated financial statements of Consumers Energy Company appearing in Consumers Energy Company's Annual Report (Form 10-K) for the year ended December 31, 2004 (including a schedule appearing therein), and Consumers Energy Company's management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference, which are based in part on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm for the MCV Partnership. Such consolidated financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

      The audited financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) of the MCV Partnership for the years ended December 31, 2004 and 2003, not separately presented in or incorporated by reference into this prospectus supplement, have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose report thereon appears herein. Such financial statements and management's assessment of the effectiveness of internal control over financial reporting, to the extent they have been included in the financial statements and management's assessment of the effectiveness of internal control over financial reporting of Consumers, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

      The consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, are incorporated by reference in this prospectus supplement and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in this prospectus supplement, and in the registration statement upon the authority of that firm as experts in accounting and auditing. The report of KPMG LLP refers to changes, in 2003, in Ambac Assurance Corporation's methods of accounting for variable interest entities and stock-based compensation.

                    APPENDIX A - FORM OF REDEMPTION REQUEST

                            CONSUMERS ENERGY COMPANY

          % INSURED QUARTERLY NOTES (IQ NOTES(SM)) DUE APRIL 15, 2035
                                 (THE "NOTES")

                                   CUSIP NO.

      The undersigned, (the "Participant"), does hereby certify, pursuant to the provisions of that certain Indenture dated as of September 1, 1945, between Consumers Energy Company (the "Company") and JPMorgan Chase Bank, N.A. (ultimate successor to City Bank Farmers Trust Company), as trustee (the "Trustee"), as amended and supplemented by various supplemental indentures and as supplemented by the 102nd Supplemental Indenture dated as of April , 2005 ( the "Indenture"), to The Depository Trust Company (the "Depositary"), the Company and the Trustee that:

      1. [Name of deceased Beneficial Owner] is deceased.

      2. [Name of deceased Beneficial Owner] had a $    interest in the
above-referenced Notes.

      3. [Name of Representative] is [Beneficial Owner's personal representative/other person authorized to represent the estate of the Beneficial Owner/surviving joint tenant/surviving tenant by the entirety/trustee of a trust] of [Name of deceased Beneficial Owner] and has delivered to the undersigned a request for redemption in form satisfactory to the undersigned,
requesting that $    principal amount of the Notes be redeemed pursuant to the
Indenture. The documents accompanying such request, all of which are in proper form, are in all respects satisfactory to the undersigned and the [Name of Representative] is entitled to have the Notes to which this Request relates redeemed.

      4. The Participant holds the interest in the Notes with respect to which this Request for Redemption is being made on behalf of [Name of deceased Beneficial Owner].

      5. The Participant hereby certifies that it will indemnify and hold harmless the Depositary, the Trustee and the Company (including their respective officers, directors, agents, attorneys and employees) against all damages, loss, cost, expense (including reasonable attorneys' and accountants' fees), obligations, claims or liability (collectively, the "Damages") incurred by the indemnified party or parties as a result of or in connection with the redemption of Notes to which this Request relates. The Participant will, at the request of the Company, forward to the Company, a copy of the documents submitted by [Name of Representative] in support of the request for redemption.

IN WITNESS WHEREOF, the undersigned has executed this Redemption Request as of [Date].

                                                  [PARTICIPANT NAME]

                                                  By: __________________________

                                                  Name: ________________________

                                                  Title ________________________

                            APPENDIX B FORM OF POLICY

AMBAC                                         Ambac Assurance Corporation
                                              One State Street Plaza, 15th Floor
                                              New York, New York 10004
FINANCIAL GUARANTY INSURANCE POLICY           Telephone: (212) 668-0340

Obligor:                                                 Policy Number:

Obligations:                                             Premium:

AMBAC ASSURANCE CORPORATION (AMBAC), a Wisconsin stock insurance corporation, in consideration of the payment of the premium and subject to the terms of this Policy, hereby agrees to pay to The Bank of New York, as trustee, or its successor (the "Insurance Trustee"), for the benefit of the Holders, that portion of the principal of and interest on the above-described obligations (the "Obligations") which shall become Due for Payment but shall be unpaid by reason of Nonpayment by the Obligor.

Ambac will make such payments to the Insurance Trustee within one (1) business day following written notification to Ambac of Nonpayment. Upon a Holder's presentation and surrender to the Insurance Trustee of such unpaid Obligations or related coupons, uncanceled and in bearer form and free of any adverse claim, the Insurance Trustee will disburse to the Holder the amount of principal and interest which is then Due for Payment but is unpaid. Upon such disbursement, Ambac shall become the owner of the surrendered Obligations and/or coupons and shall be fully subrogated to all of the Holder's rights to payment thereon.

In cases where the Obligations are issued in registered form, the Insurance Trustee shall disburse principal to a Holder only upon presentation and surrender to the Insurance Trustee of the unpaid Obligation, uncanceled and free of any adverse claim, together with an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee duly executed by the Holder or such Holder's duly authorized representative, so as to permit ownership of such Obligation to be registered in the name of Ambac or its nominee. The Insurance Trustee shall disburse interest to a Holder of a registered Obligation only upon presentation to the Insurance Trustee of proof that the claimant is the person entitled to the payment of interest on the Obligation and delivery to the Insurance Trustee of an instrument of assignment, in form satisfactory to Ambac and the Insurance Trustee, duly executed by the Holder or such Holder's duly authorized representative, transferring to Ambac all rights under such Obligation to receive the interest in respect of which the insurance disbursement was made. Ambac shall be subrogated to all of the Holders' rights to payment on registered Obligations to the extent of any insurance disbursements so made.

In the event that a trustee or paying agent for the Obligations has notice that any payment of principal of or interest on an Obligation which has become Due for Payment and which is made to a Holder by or on behalf of the Obligor has been deemed a preferential transfer and theretofore recovered from the Holder pursuant to the United States Bankruptcy Code in accordance with a final, nonappealable order of a court of competent jurisdiction, such Holder will be entitled to payment from Ambac to the extent of such recovery if sufficient funds are not otherwise available.

As used herein, the term "Holder" means any person other than (i) the Obligor or
(ii) any person whose obligations constitute the underlying security or source of payment for the Obligations who, at the time of Nonpayment, is the owner of an Obligation or of a coupon relating to an Obligation. As used herein, "Due for Payment", when referring to the principal of Obligations, is when the scheduled maturity date or mandatory redemption date for the application of a required sinking fund installment has been reached and does not refer to any earlier date on which payment is due by reason of call for redemption (other than by application of required sinking fund installments), acceleration or other advancement of maturity; and, when referring to interest on the Obligations, is when the scheduled date for payment of interest has been reached. As used herein, "Nonpayment" means the failure of the Obligor to have provided sufficient funds to the trustee or paying agent for payment in full of all principal of and interest on the Obligations which are Due for Payment.

This Policy is noncancelable. The premium on this Policy is not refundable for any reason, including payment of the Obligations prior to maturity. This Policy does not insure against loss of any prepayment or other acceleration payment which at any time may become due in respect of any Obligation, other than at the sole option of Ambac, nor against any risk other than Nonpayment.

In witness whereof, Ambac has caused this Policy to be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

/s/ Robert J. Genader                                  /s/ Anne G. Gill
                                     [SEAL]
President                                              Secretary

Effective Date:                                        Authorized Representative

THE BANK OF NEW YORK acknowledges that it
has agreed to perform the duties of                    /s/ Noraida Laurs
Insurance Trustee under this Policy.                   Authorized Officer of
Form No.: 2B-0012 (1/01)                                 Insurance Trustee

AMBAC                                         Ambac Assurance Corporation
                                              One State Street Plaza, 15th Floor
                                              New York, New York 10004
                                              Telephone: (212)663-0340

ENDORSEMENT

Policy for                           Attached to and forming part of Policy No.:

                                     Effective Date of Endorsement:

      NOTWITHSTANDING THE TERMS AND PROVISIONS CONTAINED IN THIS POLICY, IT IS FURTHER UNDERSTOOD THAT THE TERM "DUE FOR PAYMENT" SHALL ALSO MEAN,
      WHEN REFERRING TO THE PRINCIPAL OF AND INTEREST ON AN OBLIGATION, ANY DATE ON WHICH SUCH OBLIGATION SHALL BE SUBJECT TO REDEMPTION BY THE OBLIGOR UPON THE REQUEST OF A REPRESENTATIVE OF A DECEASED HOLDER PURSUANT TO SECTION ____ OF THE 102ND SUPPLEMENTAL INDENTURE, DATED AS OF APRIL ______, 2005 TO THE INDENTURE, DATED AS OF SEPTEMBER 1, 1945, BETWEEN THE OBLIGOR AND JPMORGAN CHASE BANK, N.A. AS TRUSTEE.

Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the above mentioned Policy other than as above stated.

IN WITNESS WHEREOF, Ambac has caused this Endorsement in be affixed with a facsimile of its corporate seal and to be signed by its duly authorized officers in facsimile to become effective as its original seal and signatures and binding upon Ambac by virtue of the countersignature of its duly authorized representative.

                          AMBAC ASSURANCE CORPORATION

/s/ Robert J. Genader                               /s/ Anne G. Gill
                                     [SEAL]
President                                           Secretary

                                                    Authorized Representative

                            CONSUMERS ENERGY COMPANY
                                  SENIOR NOTES
                              FIRST MORTGAGE BONDS
                             SUBORDINATED DEBENTURES
                                   GUARANTEES

                                       AND

                      CONSUMERS ENERGY COMPANY FINANCING V
                      CONSUMERS ENERGY COMPANY FINANCING VI
                           TRUST PREFERRED SECURITIES
                  GUARANTEED TO THE EXTENT SET FORTH HEREIN BY
                            CONSUMERS ENERGY COMPANY

                         OFFERING PRICE: $1,500,000,000

                               ------------------

      We may offer, from time to time:

      - secured senior debt, unsecured senior debt or unsecured subordinated debt securities consisting of debentures, notes, bonds and other unsecured evidences of indebtedness; and

      - guarantees of Consumers Energy Company with respect to trust preferred securities of Consumers Energy Company Financing V and Consumers Energy Company Financing VI.

      For each type of securities listed above, the amount, price and terms will be determined at or prior to the time of sale.

      Consumers Energy Company Financing V and Consumers Energy Company Financing VI, which are Delaware business trusts (the "trusts"), may offer trust preferred securities. The trust preferred securities represent preferred undivided beneficial interests in the assets of Consumers Energy Company Financing V and Consumers Energy Company Financing VI in amounts, at prices and on terms to be determined at or prior to the time of sale.

      We will provide the specific terms of these securities in an accompanying prospectus supplement or supplements. You should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

          THESE SECURITIES INVOLVE RISK. SEE "RISK FACTORS" ON PAGE 2.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      We intend to sell these securities through underwriters, dealers, agents or directly to a limited number of purchasers. The names of, and any securities to be purchased by or through, these parties, the compensation of these parties and other special terms in connection with the offering and sale of these securities will be provided in the related prospectus supplement or supplements.

      This prospectus may not be used to consummate sales of any of these securities unless accompanied by a prospectus supplement.

      The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                The date of this prospectus is December 1, 2004.

      NO PERSON IS AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONSUMERS ENERGY COMPANY ("CONSUMERS") OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED OR INCORPORATED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF SUCH INFORMATION.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Summary..............................................................         2
Risk Factors.........................................................         2
Where You Can Find More Information..................................         2
Consumers Energy Company.............................................         4
Consumers Energy Company Trusts......................................         5
Use of Proceeds......................................................         7
Ratio of Earnings to Fixed Charges and Ratio of Earnings to
  Combined Fixed Charges and Preference Dividends....................         7
Description of Securities............................................         8
Plan of Distribution.................................................        25
Legal Matters........................................................        26
Experts..............................................................        26

                                     SUMMARY

      This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission ("SEC") utilizing a "shelf" registration process. Under this shelf process, we may sell any combination of securities described in this prospectus in one or more offerings, up to a total dollar amount of $1,500,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

                                  RISK FACTORS

      Before acquiring any of the securities that may be offered hereby, you should carefully consider the risks discussed in the section of our Form 10-Q for the quarter ended September 30, 2004, filed on November 4, 2004, entitled "Forward-Looking Statements and Risk Factors," which is incorporated in this document by reference. You should also consider the risk factors listed in the accompanying prospectus supplement or supplements and you should read this prospectus and the accompanying prospectus supplement or supplements carefully before you invest.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file reports, proxy statements and other information with the SEC under File No. 1-5611. Our SEC filings are also available over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street N.W., Room 1024, Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the New York Stock Exchange, 20 Broad Street, New York, New York 10005. You can find additional information about us, including our Annual Report on Form 10-K for the year ended December 31, 2003 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 on the Web site of our parent company at http://www.cmsenergy.com. The information on this Web site is not a part of this prospectus.

      We are "incorporating by reference" information into this prospectus. This means that we are disclosing important information by referring to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in this prospectus. This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our finances.

      - Annual Report on Form 10-K/A for the year ended December 31, 2003 filed on July 21, 2004

      - Quarterly Report on Form 10-Q for the quarter ended March 31, 2004 filed on May 7, 2004, Quarterly Report on Form 10-Q for the quarter ended June 30, 2004 filed on August 6, 2004 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2004 filed on November 4, 2004

      - Current Reports on Form 8-K filed on January 22, 2004, March 18, 2004, June 3, 2004, August 20, 2004, September 1, 2004, October 6,
            2004, October 12, 2004, October 13, 2004 and October 19, 2004

      The documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") between the date of the initial filing of the registration statement of which this prospectus is a part and the effectiveness of the registration statement, as well as subsequent to the date of this prospectus, but prior to its termination, are also incorporated by reference into this prospectus.

      We will provide, upon your oral or written request, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Consumers Energy Company
One Energy Plaza
Jackson, Michigan 49201
Tel: (517) 788-0550
Attention: Office of the Secretary

      You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from this information.

      Separate financial statements of the trusts have not been included in this prospectus. Consumers and the trusts do not consider such financial statements to be helpful because:

      - Consumers beneficially owns directly or indirectly all of the undivided beneficial interests in the assets of the trusts (other than the beneficial interests represented by the trust preferred securities). See "Consumers Energy Company Trusts," "Description of Securities - Trust Preferred Securities" and "Description of Securities - The Guarantees."

      - Consumers will guarantee the trust preferred securities such that the holders of the trust preferred securities, with respect to the payment of distributions and amounts upon liquidation, dissolution and winding-up, are at least in the same position with regard to the assets of Consumers as a preferred stockholder of Consumers.

      - In future filings under the Exchange Act, an audited footnote to Consumers' annual financial statements will state that the trusts are wholly-owned by Consumers, that the sole assets of the trusts are the senior notes or the subordinated debentures of Consumers having a specified total principal amount, and, considered together, the back-up undertakings, including the guarantees, constitute a full and unconditional guarantee by Consumers of the trusts' obligations under the trust preferred securities issued by the trusts.

      - Each trust is a newly created special purpose entity, has no operating history, no independent operations and is not engaged in, and does not propose to engage in, any activity other than as described under "Consumers Energy Company Trusts."

                            CONSUMERS ENERGY COMPANY

      Consumers primarily consists of electric and gas utility operations. Consumers was formed in Michigan in 1968 and is the successor to a corporation organized in Maine in 1910, which did business in Michigan from 1915 to 1968. Industries in Consumers' service areas include automotive, metal, chemical, food and wood products and a diversified group of other industries. Consumers' consolidated operating revenue was $4.435 billion in 2003, $4.169 billion in 2002, and $3.976 billion in 2001.

  ELECTRIC UTILITY OPERATIONS

      Consumers' electric utility operating revenue was $2.590 billion in 2003, $2.648 billion in 2002, and $2.633 billion in 2001. Based on the average number of customers, Consumers' electric utility operations, if independent, would be the thirteenth largest electric utility company in the United States. The electric operations of Consumers include the generation, purchase, distribution and sale of electricity. In 2003, total electric sales were 36 billion kilowatt-hours ("kWh") and retail open access deliveries were 3 billion kWh. At year-end 2003, it served customers in 61 of the 68 counties of Michigan's Lower Peninsula. Principal cities served include Battle Creek, Flint, Grand Rapids, Jackson, Kalamazoo, Midland, Muskegon and Saginaw. Consumers' electric utility customer base includes a mix of residential, commercial and diversified industrial customers, the largest segment of which is the automotive industry. Consumers' electric operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

      At December 31, 2003, Consumers owned and operated 30 electric generating plants with an aggregate of 6,431 megawatts ("MW") of capacity. Also, in 2003, Consumers purchased up to 2,353 MW of net capacity from other power producers, which amounted to 30.5% of Consumers' total system requirements, the largest of which was the Midland Cogeneration Venture Limited Partnership in which Consumers has a 49% interest through CMS Midland, Inc. ("MCV Partnership"). Consumers also owns:

            - 347 miles of high voltage distribution radial lines operating at 120 kilovolts and above;

            - 4,164 miles of high voltage distribution overhead lines operating at 23 kilovolts and 46 kilovolts;

            - 16 subsurface miles of high voltage distribution underground lines operating at 23 kilovolts and 46 kilovolts;

            -     54,922 miles of electric distribution overhead lines;

            -     8,526 subsurface miles of underground distribution lines; and

            - substations having an aggregate transformer capacity of 20,605,680 kilovoltamperes.

      Consumers generates electricity principally from coal and nuclear fuel. Consumers has four generating plant sites that use coal as a fuel source and constituted 76% of its baseload capacity in 2003. In 2003, these plants produced a combined total of 20,091 million kWhs of electricity and burned 10.1 million tons of coal. Consumers owns Palisades, an operating nuclear power plant located near South Haven, Michigan. In May 2001, with the approval of the Nuclear Regulatory Commission, Consumers transferred its authority to operate Palisades to the Nuclear Management Company ("NMC"). The Palisades nuclear fuel supply responsibilities are under the control of NMC acting as agent for Consumers. During 2003, Palisades' net generation was 6,151 million kWhs, constituting 23.3% of Consumers' baseload supply.

  GAS UTILITY OPERATIONS

      Consumers' gas utility operating revenue was $1.845 billion in 2003, $1.519 billion in 2002, and $1.338 billion in 2001. Based on the average number of customers, Consumers' gas utility operations, if independent, would be the tenth largest gas utility company in the United States. Consumers' gas utility operations purchase, transport, store, distribute and sell natural gas. In 2003, total deliveries of natural gas sold by Consumers and by other sellers who deliver natural gas through Consumers' pipeline and distribution network to ultimate customers, including the MCV Partnership, totaled 388 billion cubic feet ("bcf"). As of December 31, 2003, Consumers was authorized to provide service in 54 of the 68 counties in Michigan's Lower Peninsula. Principal cities served include Bay City, Flint, Jackson, Kalamazoo, Lansing, Pontiac and Saginaw, as well as the suburban Detroit area, where nearly 900,000 of the gas customers are located. Consumers' gas operations are not dependent upon a single customer, or even a few customers, and the loss of any one or even a few of such customers is not reasonably likely to have a material adverse effect on its financial condition.

      Consumers' gas distribution and transmission system consists of:

            - 25,055 miles of distribution mains throughout Michigan's Lower Peninsula;

            - 2,408 miles of transmission lines throughout Michigan's Lower Peninsula;

            - 7 compressor stations with a total of 162,000 installed horsepower; and

            - 14 gas storage fields located across Michigan with an aggregate storage capacity of 331 bcf and a working storage capacity of 130 bcf.

      Total 2003 purchases of gas supply included 66% from United States producers outside Michigan, 22% from Canadian producers and 3% from Michigan producers. Authorized suppliers in the gas customer choice program supplied the remaining 9% of gas delivered by Consumers. Consumers also has firm transportation agreements with independent pipeline companies for the delivery of gas. Consumers uses these agreements to deliver gas to Michigan for ultimate deliveries to market. In total, Consumers' firm transportation and city gate arrangements are capable of delivering over 95% of Consumers' total gas supply requirements.

      The foregoing information concerning Consumers does not purport to be comprehensive. For additional information concerning Consumers' business and affairs, including its capital requirements and external financing plans, pending legal and regulatory proceedings and descriptions of certain laws and regulations to which Consumers is subject, prospective purchasers should refer to the documents incorporated herein by reference. See "Where You Can Find More Information" above.

      The address of Consumers' principal executive offices is One Energy Plaza, Jackson, Michigan 49201. Its telephone number is (517) 788-0550.

                         CONSUMERS ENERGY COMPANY TRUSTS

      Consumers Energy Company Financing V and Consumers Energy Company Financing VI are statutory business trusts created under the Delaware Business Trust Act by way of:

      - Declaration of Trust executed by Consumers, as sponsor, and the trustees of the trusts; and

      - the filing of certificates of trust with the Secretary of State of the State of Delaware.

      At the time of public issuance of the trust preferred securities, each Declaration of Trust will be amended and restated in its entirety and will be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Consumers will directly or indirectly acquire common securities of each trust in a total liquidation amount of at least 3% of the total capital of the trust. Each trust exists for the exclusive purposes of:

      - issuing the trust preferred securities and common securities representing undivided beneficial interests in the assets of the trust;

      - investing the gross proceeds of the common securities and the trust preferred securities in the senior notes or subordinated debentures; and

      - engaging in only those other activities necessary or incidental thereto.

      Each trust has a term of approximately 55 years, but may terminate earlier as provided in the amended and restated Declaration of Trust.

      The proceeds from the offering of the trust preferred securities and the sale of the common securities may be used by each trust to purchase from Consumers senior notes or subordinated debentures in a total principal amount equal to the total liquidation preference of the common securities and the trust preferred securities. The Consumers notes or debentures would bear interest at an annual rate equal to the annual distribution rate of the common securities and the trust preferred securities and would have certain redemption terms that correspond to the redemption terms for the common securities and the trust preferred securities. The senior notes will rank on an equal basis with all other unsecured debt of Consumers except subordinated debt. The subordinated debentures will rank subordinate in right of payment to all of Consumers' senior indebtedness (as defined in this prospectus). Distributions on the common securities and the trust preferred securities may not be made unless each trust receives corresponding interest payments on the senior notes or the subordinated debentures from Consumers. Consumers will irrevocably guarantee, on a senior or subordinated basis, as applicable, and to the extent set forth in the guarantee, with respect to each of the common securities and the trust preferred securities, the payment of distributions, the redemption price, including all accrued or deferred and unpaid distributions, and payment on liquidation, but only to the extent of funds on hand. Each guarantee will be unsecured and will be either equal to or subordinate to, as applicable, all senior indebtedness, of Consumers. Upon the occurrence of certain events (subject to the conditions to be described in an accompanying prospectus supplement) each trust may be liquidated and the holders of the common securities and the trust preferred securities could receive senior notes or subordinated debentures in lieu of any liquidating cash distribution.

      Pursuant to the amended and restated Declaration of Trust, the number of trustees of each trust will initially be four. Two of the trustees will be persons who are employees or officers of or who are affiliated with Consumers and will be referred to as the regular trustees. The third trustee will be a financial institution that is unaffiliated with Consumers, which trustee will serve as property trustee under the applicable amended and restated Declaration of Trust and as indenture trustee for the purposes of compliance with the provisions of the Trust Indenture Act of 1939. Initially, The Bank of New York, a New York banking corporation, will be the property trustee until removed or replaced by the holder of the common securities. For the purpose of compliance with the provisions of the Trust Indenture Act of 1939, The Bank of New York will also act as guarantee trustee. The fourth trustee, The Bank of New York (Delaware), will act as the Delaware trustee for the purposes of the Delaware Business Trust Act, until removed or replaced by the holder of the common securities. See "Description of Securities - The Guarantees."

      The property trustee will hold title to the applicable senior notes or subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities and the property trustee will have the power to exercise all rights, powers and privileges under the applicable indentures as the holder of the senior notes or subordinated debentures. In addition, the property trustee will maintain exclusive control of a segregated non-interest bearing bank account to hold all payments made in respect of the senior notes or subordinated debentures for the benefit of the holders of the common securities and the trust preferred securities. The property trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the common securities and the trust preferred securities out of funds from the segregated non-interest bearing bank account. The guarantee trustee will hold the guarantees for the benefit of the holders of the common securities and the trust preferred securities. Consumers, as the direct or indirect holder of all the common securities, will have the right to appoint, remove or replace any of the trustees. Consumers will also have the right to increase or decrease the number of trustees, as long as the number of trustees shall be at least three, a majority of which shall be regular trustees. Consumers will pay all fees and expenses related to the trusts and the offering of the common securities and the trust preferred securities.

      The rights of the holders of the trust preferred securities, including economic rights, rights to information and voting rights, are set forth in the applicable amended and restated Declaration of Trust, the Delaware Business Trust Act and the Trust Indenture Act of 1939.

      The trustee for each trust in the State of Delaware is The Bank of New York (Delaware), White Clay Center, Route 273, Newark, Delaware 19711.

      The principal place of business of each trust will be c/o Consumers Energy Company, One Energy Plaza, Jackson, Michigan 49201.

                                 USE OF PROCEEDS

      The proceeds received by each of the trusts from the sale of its trust preferred securities or the common securities will be invested in the senior notes or the subordinated debentures. As will be more specifically set forth in the applicable prospectus supplement, Consumers will use those borrowed amounts and the net proceeds from the sale of senior notes, first mortgage bonds or subordinated debentures offered hereby for its general corporate purposes, including capital expenditures, investment in subsidiaries, working capital and repayment of debt. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described in the appropriate prospectus supplement.

                     RATIO OF EARNINGS TO FIXED CHARGES AND
      RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

      The ratios of earnings to fixed charges and the ratios of earnings to combined fixed charges and preference dividends for the nine months ended September 30, 2004 and each of the years ended December 31, 1999 through 2003, are as follows:

                                               NINE MONTHS
                                                   ENDED
                                               SEPTEMBER 30,               YEAR ENDED DECEMBER 31,
                                                   2004         2003      2002        2001     2000    1999
                                               -------------    ----     -------    --------   ----    ----
Ratio of earnings to: (a)
Fixed charges ..............................           1.98     2.25     3.59(b)    2.28(c)    2.90    3.46
Combined fixed charges and preference
 dividends .................................           1.98     2.23     2.88(b)    1.87(c)    2.44    2.99

-------------------
(a) For purposes of computing the ratio, earnings represent the sum of pretax income, net interest charges and the estimated interest portions of lease rentals, plus distributed income of equity investees less earnings from equity investees. Earnings for the ratio of earnings to combined fixed charges and preference dividends also includes the amount required to pay distributions on preferred securities and the amount of pretax earnings required to pay the dividends on outstanding preferred stock.

(b) Excludes a cumulative effect of change in accounting after-tax gain of $18 million: if included, ratio would be unchanged, since the change in accounting resulted from the equity-based subsidiary, MCV Partnership. The total net income of equity-based subsidiaries are excluded from determining earnings as defined.

(c) Excludes a cumulative effect of change in accounting after-tax loss of $11 million; if included, ratio would be 1.81.

                            DESCRIPTION OF SECURITIES

INTRODUCTION

      Specific terms of the debt securities consisting of the senior notes, first mortgage bonds or subordinated debentures, or the trust preferred securities, or any combination of these securities, and the irrevocable guarantees of Consumers with respect to each of the common securities and the preferred securities of the trust, for which this prospectus is being delivered, will be set forth in an accompanying prospectus supplement or supplements. The prospectus supplement will set forth with regard to the particular offered securities, without limitation, the following:

      - in the case of debt securities, the designation, total principal amount, denomination, maturity, premium, if any, any exchange, conversion, redemption or sinking fund provisions, any interest rate (which may be fixed or variable), the time or method of calculating any interest payments, the right of Consumers, if any, to defer payment or interest on the debt securities and the maximum length of such deferral, put options, if any, public offering price, ranking, any listing on a securities exchange and other specific terms of the offering; and

      - in the case of trust preferred securities, the designation, number of shares, liquidation preference per security, initial public offering price, any listing on a securities exchange, dividend rate (or method of calculation thereof), dates on which dividends shall be payable and dates from which dividends shall accrue, any voting rights, any redemption, exchange, conversion or sinking fund provisions and any other rights, preferences, privileges, limitations or restrictions relating to a specific series of the trust preferred securities including a description of the Consumers guarantee, as the case may be.

DEBT SECURITIES

      Senior notes will be issued under a senior note indenture. The first mortgage bonds will be issued under a mortgage indenture. The subordinated debentures will be issued under a subordinated debt indenture. The senior note indenture, the mortgage indenture and the subordinated debt indenture are sometimes referred to in this prospectus individually as an "indenture" and collectively as the "indentures."

      The following briefly summarizes the material provisions of the indentures and the debt securities. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in the applicable prospectus supplement. Copies of the indentures may be obtained from Consumers or the applicable trustee.

      Unless otherwise provided in the applicable prospectus supplement, the trustee under the senior note indenture will be JPMorgan Chase Bank, N.A., the trustee under the mortgage indenture will be JPMorgan Chase Bank, N.A. and the trustee under the subordinated debt indenture will be The Bank of New York.

General

      The indentures provide that debt securities of Consumers may be issued in one or more series, with different terms, in each case as authorized on one or more occasions by Consumers.

      Federal income tax consequences and other special considerations applicable to any debt securities issued by Consumers at a discount will be described in the applicable prospectus supplement.

      The applicable prospectus supplement relating to any series of debt securities will describe the following terms, where applicable:

      -     the title of the debt securities;

      -     whether the debt securities will be senior or subordinated debt;

      -     the total principal amount of the debt securities;

      - the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

      -     the maturity date or dates;

      -     any interest rate or the method of computing any interest rate;

      - the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment date or dates and any related record dates;

      -     the location where payments on the debt securities will be made;

      - any terms and conditions on which the debt securities may be redeemed at the option of Consumers;

      - any obligation of Consumers to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment;

      - any provisions for the discharge of Consumers' obligations relating to the debt securities by deposit of funds or United States government obligations;

      - whether the debt securities are to trade in book-entry form and any terms and conditions for exchanging the global security in whole or in part for paper certificates;

      - any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities;

      - any additional amounts with respect to the debt securities that Consumers will pay to a non-United States person because of any tax, assessment or governmental charge withheld or deducted and, if so, any option of Consumers to redeem the debt securities rather than paying these additional amounts;

      -     any additional events of default; and

      -     any other specific terms of the debt securities.

Concerning the Trustees

      Each of JPMorgan Chase Bank, N.A., the trustee under the senior note indenture for the senior notes, JPMorgan Chase Bank, N.A., the trustee under the mortgage indenture for the first mortgage bonds, and The Bank of New York, the trustee under the subordinated debt indenture for the subordinated debentures, is one of a number of banks with which Consumers and its subsidiaries maintain ordinary banking relationships, including credit facilities.

Exchange and Transfer

      Debt securities may be presented for exchange. Registered debt securities may be presented for registration of transfer at the offices of the applicable trustee and, subject to the restrictions set forth in the debt security and in the applicable prospectus supplement, without service charge, but upon payment of any taxes or other governmental charges due in connection with the transfer, subject to any limitations contained in the applicable indenture. Debt securities in bearer form and any related coupons will be transferable by delivery.

Payment

      Distributions on the debt securities in registered form will be made at the office or agency of the applicable trustee in the Borough of Manhattan, The City of New York or its other designated office. However, at the option of Consumers, payment of any interest may be made by check or by wire transfer. Payment of any interest due on debt securities in registered form will be made to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payments. Payments made in any other manner will be specified in the applicable prospectus supplement.

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Governing Law

      Each indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of Michigan unless the laws of another jurisdiction shall mandatorily apply. The rights, duties and obligations of the subordinated note trustee are governed by and construed in accordance with the laws of the State of New York.

SENIOR NOTES

General

      The senior notes will be issued under a senior note indenture dated as of February 1, 1998, as supplemented (the "senior note indenture") with JPMorgan Chase Bank, N.A., as the senior note trustee. The following summaries of some important provisions of the senior note indenture (including its supplements by such reference) do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the senior note indenture. The senior note indenture is incorporated by reference in this prospectus and is available upon request to the senior note trustee. In addition, capitalized terms used in this section and not otherwise defined in this prospectus shall have the meaning given to them in the senior note indenture.

Security; Release Date

      Until the release date (as described in the next paragraph), the senior notes will be secured by one or more series of Consumers' first mortgage bonds issued and delivered by Consumers to the senior note trustee. See "First Mortgage Bonds." Upon the issuance of a series of senior notes prior to the release date, Consumers will simultaneously issue and deliver to the senior note trustee, as security for all senior notes, a series of first mortgage bonds that will have the same stated maturity date and corresponding redemption provisions, and will be in the same total principal amount as the series of the senior notes being issued. Any series of first mortgage bonds securing senior notes may, but need not, bear interest. Any payment by Consumers to the senior note trustee of principal of, and interest and/or premium, if any, on, a series of first mortgage bonds will be applied by the senior note trustee to satisfy Consumers' obligations with respect to principal of, and interest and/or premium, if any, on, the corresponding senior notes.

      The "release date" will be the date that all first mortgage bonds of Consumers issued and outstanding under a mortgage indenture with JPMorgan Chase Bank, N.A. as mortgage trustee, other than first mortgage bonds securing senior notes, have been retired (at, before or after their maturity) through payment, redemption or otherwise. On the release date, the senior note trustee will deliver to Consumers, for cancellation, all first mortgage bonds securing senior notes. Not later than 30 days thereafter, the senior note trustee will provide notice to all holders of senior notes of the occurrence of the release date. As a result, on the release date, the first mortgage bonds securing senior notes will cease to secure the senior notes. The senior notes will then become unsecured general obligations of Consumers and will rank equally with other unsecured indebtedness of Consumers. Each series of first mortgage bonds that secures senior notes will be secured by a lien on certain property owned by Consumers. See "First Mortgage Bonds -- Priority And Security." Upon the payment or cancellation of any outstanding senior notes, the senior note trustee will surrender to Consumers for cancellation an equal principal amount of the related series of first mortgage bonds. Consumers will not permit, at any time prior to the release date, the total principal amount of first mortgage bonds securing senior notes held by the senior note trustee to be less than the total principal amount of senior notes outstanding. Following the release date, Consumers will cause the mortgage to be discharged and will not issue any additional first mortgage bonds under the mortgage. While Consumers will be precluded after the release date from issuing additional first mortgage bonds, it will not be precluded under the senior note indenture or senior notes from issuing or assuming other secured debt, or incurring liens on its property, except to the extent indicated below under " -- Certain Covenants Of Consumers -- Limitation on Liens."

Events Of Default

      The following constitute events of default under senior notes of any series:

            (1) failure to pay principal of and premium, if any, on any senior note of such series when due;

            (2) failure to pay interest on any senior note of such series when due for 60 days;

            (3) failure to perform any other covenant or agreement of Consumers in the senior notes of such series for 90 days after written notice to Consumers by the senior note trustee or the holders of at least 33% in total principal amount of the outstanding senior notes;

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

            (4) prior to the release date, a default under the mortgage; provided, however, that the waiver or cure of such default and the rescission and annulment of the consequences under the mortgage will be a waiver of the corresponding event of default under the senior note indenture and a rescission and annulment of the consequences under the senior note indenture; and

            (5) certain events of bankruptcy, insolvency, reorganization, assignment or receivership of Consumers.

      If an event of default occurs and is continuing, either the senior note trustee or the holders of a majority in total principal amount of the outstanding senior notes may declare the principal amount of all senior notes to be due and payable immediately.

      The senior note trustee generally will be under no obligation to exercise any of its rights or powers under the senior note indenture at the request or direction of any of the holders of senior notes of such series unless those holders have offered to the senior note trustee reasonable security or indemnity. Subject to the provisions for indemnity and certain other limitations contained in the senior note indenture, the holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the senior note trustee, or of exercising any trust or power conferred on the senior note trustee. The holders of a majority in principal amount of the outstanding senior notes of such series generally will have the right to waive any past default or event of default (other than a payment default) on behalf of all holders of senior notes of such series.

      No holder of senior notes of a series may institute any action against Consumers under the senior note indenture unless:

            (1) that holder gives to the senior note trustee advance written notice of default and its continuance;

            (2) the holders of a majority in total principal amount of senior notes of such series then outstanding affected by that event of default request the senior note trustee to institute such action;

            (3) that holder has offered the senior note trustee reasonable indemnity; and

            (4) the senior note trustee shall not have instituted such action within 60 days of such request.

      Furthermore, no holder of senior notes will be entitled to institute any such action if and to the extent that that action would disturb or prejudice the rights of other holders of senior notes of such series.

      Within 90 days after the occurrence of a default with respect to the senior notes of a series, the senior note trustee must give the holders of the senior notes of such series notice of any such default known to the senior note trustee, unless cured or waived. The senior note trustee may withhold such notice if it determines in good faith that it is in the interest of such holders to do so except in the case of default in the payment of principal of, and interest and/or premium, if any, on, any senior notes of such series. Consumers is required to deliver to the senior note trustee each year a certificate as to whether or not, to the knowledge of the officers signing such certificate, Consumers is in compliance with the conditions and covenants under the senior note indenture.

Modification

      Consumers and the senior note trustee cannot modify and amend the senior note indenture without the consent of the holders of a majority in principal amount of the outstanding affected senior notes. Consumers and the senior note trustee cannot modify and amend the senior note indenture without the consent of the holder of each outstanding senior note of such series to:

            (1) change the maturity date of any senior note of such series;

            (2) reduce the rate (or change the method of calculation thereof) or extend the time of payment of interest on any senior note of such series;

            (3) reduce the principal amount of, or premium payable on, any senior note of such series;

            (4) change the coin or currency of any payment of principal of, and interest and/or premium on, any senior note of such series;

            (5) change the date on which any senior note of such series may be redeemed or repaid at the option of its holder or adversely affect the rights of a holder to institute suit for the enforcement of any payment on or with respect to any senior note of such series;

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

            (6) impair the interest of the senior note trustee in the first mortgage bonds securing the senior notes of such series held by it or, prior to the release date, reduce the principal amount of any series of first mortgage bonds securing the senior notes of such series to an amount less than the principal amount of the related series of senior notes or alter the payment provisions of such first mortgage bonds in a manner adverse to the holders of the senior notes; or

            (7) modify the senior notes of such series necessary to modify or amend the senior note indenture or to waive any past default to less than a majority.

      Consumers and the senior note trustee can modify and amend the senior note indenture without the consent of the holders in certain cases, including:

            (1) to add to the covenants of Consumers for the benefit of the holders or to surrender a right conferred on Consumers in the senior note indenture;

            (2) to add further security for the senior notes of such series;

            (3) to add provisions enabling Consumers to be released with respect to one or more series of outstanding senior notes from its obligations under the covenants upon satisfaction of conditions with respect to such series of senior notes;

            (4) to supply omissions, cure ambiguities or correct defects which actions, in each case, are not prejudicial to the interests of the holders in any material respect; or

            (5) to make any other change that is not prejudicial to the holders of senior notes of such series in any material respect.

      A supplemental indenture which changes or eliminates any covenant or other provision of the senior note indenture (or any supplemental indenture) which has expressly been included solely for the benefit of one or more series of senior notes, or which modifies the rights of the holders of senior notes of such series with respect to such covenant or provision, will be deemed not to affect the rights under the senior note indenture of the holders of senior notes of any other series.

Defeasance and Discharge

      The senior note indenture provides that Consumers will be discharged from any and all obligations in respect to the senior notes of such series and the senior note indenture (except for certain obligations such as obligations to register the transfer or exchange of senior notes, replace stolen, lost or mutilated senior notes and maintain paying agencies) if, among other things, Consumers irrevocably deposits with the senior note trustee, in trust for the benefit of holders of senior notes of such series, money or certain United States government obligations, or any combination of money or government obligations. The payment of interest and principal on the deposits in accordance with their terms must provide money in an amount sufficient, without reinvestment, to make all payments of principal of, and any premium and interest on, the senior notes on the dates such payments are due in accordance with the terms of the senior note indenture and the senior notes of such series. If all of the senior notes of such series are not due within 90 days of such deposit by redemption or otherwise, Consumers must also deliver to the senior note trustee an opinion of counsel to the effect that the holders of the senior notes of such series will not recognize income, gain or loss for federal income tax purposes as a result of that defeasance or discharge of the senior note indenture. Thereafter, the holders of senior notes must look only to the deposit for payment of the principal of, and interest and any premium on, the senior notes.

Consolidation, Merger and Sale or Disposition of Assets

      Consumers may consolidate with or merge into, or sell or otherwise dispose of its properties as or substantially as an entirety if:

            (1) the new corporation is a corporation organized and existing under the laws of the United States of America, any state thereof, or the District of Columbia;

            (2) the new corporation assumes the due and punctual payment of the principal of and premium and interest on all the senior notes and the performance of every covenant of the senior note indenture to be performed or observed by Consumers; and

            (3) if prior to the release date, the new corporation assumes Consumers' obligations under the mortgage indenture with respect to first mortgage bonds securing senior notes.

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

      The conveyance or other transfer by Consumers of:

            (1) all or any portion of its facilities for the generation of electric energy;

            (2) all of its facilities for the transmission of electric energy;
      or

            (3) all of its facilities for the distribution of natural gas;

in each case considered alone or in any combination with properties described in
(1), (2) or (3) of this sentence, will not be considered a conveyance or other transfer of all the properties of Consumers, as or substantially as an entirety.

Certain Covenants Of Consumers

Limitation on Liens

      So long as any senior notes are outstanding, Consumers may not issue, assume, guarantee or permit to exist after the release date any debt that is secured by any mortgage, security interest, pledge or lien (each a "lien") of or upon any operating property of Consumers, whether owned at the date of the senior note indenture or thereafter acquired, without in any such case effectively securing the senior notes (together with, if Consumers shall so determine, any other indebtedness of Consumers ranking equally with the senior notes) equally and ratably with such debt (but only so long as such debt is so secured). The foregoing restriction will not apply to:

            (1) liens on any operating property existing at the time of its acquisition (which liens may also extend to subsequent repairs, alterations and improvements to such operating property);

            (2) liens on operating property of a corporation existing at the time such corporation is merged into or consolidated with, or such corporation disposes of its properties (or those of a division) as or substantially as an entirety to, Consumers;

            (3) liens on operating property to secure the cost of acquisition, construction, development or substantial repair, alteration or improvement of property or to secure indebtedness incurred to provide funds for any such purpose or for reimbursement of funds previously expended for any such purpose, provided such liens are created or assumed contemporaneously with, or within 18 months after, such acquisition or the completion of substantial repair or alteration, construction, development or substantial improvement;

            (4) liens in favor of any state or any department, agency or instrumentality or political subdivision of any state, or for the benefit of holders of securities issued by any such entity (or providers of credit enhancement with respect to such securities), to secure any debt (including, without limitation, obligations of Consumers with respect to industrial development, pollution control or similar revenue bonds) incurred for the purpose of financing all or any part of the purchase price or the cost of substantially repairing or altering, constructing, developing or substantially improving operating property of Consumers; or

            (5) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien referred to in clauses (1) through (4), provided, however, that the principal amount of debt secured thereby and not otherwise authorized by said clauses (1) to
      (4), inclusive, shall not exceed the principal amount of debt, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of such extension, renewal or replacement.

      These restrictions will not apply to the issuance, assumption or guarantee by Consumers of debt secured by a lien which would otherwise be subject to the foregoing restrictions up to a total amount which, together with all other secured debt of Consumers (not including secured debt permitted under any of the foregoing exceptions) and the value of sale and lease-back transactions existing at such time (other than sale and lease-back transactions the proceeds of which have been applied to the retirement of certain indebtedness, sale and lease-back transactions in which the property involved would have been permitted to be subjected to a lien under any of the foregoing exceptions in clauses (1) to (5) and sale and lease-back transactions that are permitted by the first sentence of "Limitation on Sale and Leaseback Transactions" below), does not exceed the greater of 15% of Net Tangible Assets or 15% of Capitalization.

Limitation on Sale and Leaseback Transactions

      So long as senior notes are outstanding, Consumers may not enter into or permit to exist after the release date any sale and lease-back transaction with respect to any operating property (except for transactions involving leases for a term, including renewals, of not more than 48 months), if the purchaser's commitment is obtained more than 18 months after the later of the completion of the acquisition, construction or development of such operating property or the placing in operation of such operating property or of such operating property as constructed or developed or substantially repaired, altered or improved. This restriction will not apply if:

            (1) Consumers would be entitled under any of the provisions described in clauses (1) to (5) of the first sentence of the second paragraph under "Limitation on Liens" above to issue, assume, guarantee or permit to exist debt secured by a lien on such operating property without equally and ratably securing the senior notes;

            (2) after giving effect to such sale and lease-back transaction, Consumers could incur pursuant to the provisions described in the second sentence of the second paragraph under "Limitation on Liens," at least $1.00 of additional debt secured by liens (other than liens permitted by clause (1)); or

            (3) Consumers applies within 180 days an amount equal to, in the case of a sale or transfer for cash, the net proceeds (not exceeding the net book value), and, otherwise, an amount equal to the fair value (as determined by its Board of Directors) of the operating property so leased to the retirement of senior notes or other debt of Consumers ranking equally with, the senior notes, subject to reduction for senior notes and such debt retired during such 180-day period otherwise than pursuant to mandatory sinking fund or prepayment provisions and payments at stated maturity.

Voting Of Senior Note Mortgage Bonds Held By the Senior Note Trustee

      The senior note trustee, as the holder of first mortgage bonds securing senior notes, will attend any meeting of bondholders under the mortgage indenture, or, at its option, will deliver its proxy in connection therewith as it relates to matters with respect to which it is entitled to vote or consent. So long as no event of default under the senior note indenture has occurred and is continuing, the senior note trustee will vote or consent:

            (1) in favor of amendments or modifications of the mortgage indenture of substantially the same tenor and effect as follows:

      - to eliminate the maintenance and replacement fund and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

      - to eliminate sinking funds or improvement funds and to recover amounts of net property additions previously applied in satisfaction thereof so that the same would become available as a basis for the issuance of first mortgage bonds;

      - to eliminate the restriction on the payment of dividends on common stock and to eliminate the requirements in connection with the periodic examination of the mortgaged and pledged property by an independent engineer;

      - to permit first mortgage bonds to be issued under the mortgage indenture in a principal amount equal to 70% of unfunded net property additions instead of 60%, to permit sinking funds or improvement funds requirements (to the extent not otherwise eliminated) under the mortgage indenture to be satisfied by the application of net property additions in an amount equal to 70% of such additions instead of 60%, and to permit the acquisition of property subject to certain liens prior to the lien of the mortgage indenture if the principal amount of indebtedness secured by such liens does not exceed 70% of the cost of such property instead of 60%;

      - to eliminate requirements that Consumers deliver a net earnings certificate for any purpose under the mortgage indenture;

      - to raise the minimum dollar amount of insurance proceeds on account of loss or damage that must be payable to the senior note trustee from $50,000 to an amount equal to the greater of (A) $5,000,000 and
            (B) three per centum (3%) of the total principal amount of first mortgage bonds outstanding;

      - to increase the amount of the fair value of property which may be sold or disposed of free from the lien of the mortgage indenture, without any release or consent by the senior note trustee, from not more than $25,000 in any calendar year to not more than an amount equal to the greater of (A) $5,000,000 and (B) three per centum (3%) of the total principal amount of first mortgage bonds then outstanding;

      - to permit certain mortgaged and pledged property to be released from the lien of the mortgage indenture if, in addition to certain other conditions, the senior note trustee receives purchase money obligations of not more than 70% of the fair value of such property instead of 60% and to eliminate the further requirement for the release of such property that the total principal amount of purchase money obligations held by the senior note trustee not exceed 20% of the principal amount of first mortgage bonds outstanding; and

      - to eliminate the restriction prohibiting the mortgage trustee from applying cash held by it pursuant to the mortgage indenture to the purchase of bonds not otherwise redeemable at a price exceeding 110% of the principal of such bonds, plus accrued interest; and

            (2) with respect to any other amendments or modifications of the mortgage indenture, as follows: the senior note trustee shall vote all first mortgage bonds securing senior notes then held by it, or consent with respect thereto, proportionately with the vote or consent of the holders of all other first mortgage bonds outstanding under the mortgage indenture, the holders of which are eligible to vote or consent. However, the senior note trustee will not vote in favor of, or consent to, any amendment or modification of the mortgage which, if it were an amendment or modification of the senior note indenture, would require the consent of senior notes holders (as described under "Modification") without the prior consent of holders of senior notes which would be required for such an amendment or modification of the senior note indenture.

Concerning The Senior Note Trustee

      JPMorgan Chase Bank, N.A. is both the senior note trustee under the senior note indenture and the mortgage trustee under the mortgage indenture. The senior note indenture provides that Consumers' obligations to compensate the senior note trustee and reimburse the senior note trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the senior notes upon all property and funds held or collected by the senior note trustee as such.

FIRST MORTGAGE BONDS

General

      The first mortgage bonds issued either alone or securing senior notes will be issued under a mortgage indenture dated as of September 1, 1945, as amended and supplemented (the "mortgage indenture"), with JPMorgan Chase Bank, N.A., as the mortgage trustee. The statements herein concerning the mortgage indenture are an outline and do not purport to be complete and are subject to, and qualified in their entirety by, all of the provisions of the mortgage indenture, which is incorporated by reference herein. They make use of defined terms and are qualified in their entirety by express reference to the cited sections and articles of the mortgage indenture, a copy of which will be available upon request to the mortgage trustee or, in the case of first mortgage bonds being issued to secure senior notes, the request should be made to the senior note trustee.

      First mortgage bonds securing senior notes are to be issued under the mortgage indenture as security for Consumers' obligations under the senior note indenture and will be immediately delivered to and registered in the name of the senior note trustee. The first mortgage bonds securing senior notes will be issued as security for senior notes of a series and will secure the senior notes of that series until the release date. The senior note indenture provides that the senior note trustee shall not transfer any first mortgage bonds securing senior notes except to a successor trustee, to Consumers (as provided in the senior note indenture) or in compliance with a court order in connection with a bankruptcy or reorganization proceeding of Consumers. The senior note trustee shall generally vote the first mortgage bonds securing senior notes proportionately with what it believes to be the vote of all other first mortgage bonds then outstanding except in connection with certain amendments or modifications of the mortgage indenture, as described under "Senior Notes - Voting Of Senior Note Mortgage Bonds Held By the Senior Note Trustee."

      First mortgage bonds securing senior notes will correspond to the senior notes of the related series in respect of principal amount, interest rate, maturity date and redemption provisions. Upon payment of the principal or premium, if any, or interest on senior notes of a series, the related first mortgage bonds in a principal amount equal to the principal amount of such senior notes will, to the extent of such payment of principal, premium or interest, be deemed fully paid and the obligation of Consumers to make such payment shall be discharged.

Priority And Security

      The first mortgage bonds issued either alone or securing senior notes of any series will rank equally as to security with bonds of other series now outstanding or issued later under the mortgage indenture. This security is a direct first lien on substantially all of Consumers' property and franchises (other than certain property expressly excluded from the lien (such as cash, bonds, stock and certain other securities, contracts, accounts and bills receivables, judgments and other evidences of indebtedness, stock in trade, materials or supplies manufactured or acquired for the purpose of sale and/or resale in the usual course of business or consumable in the operation of any of the properties of Consumers, natural gas, oil and minerals, motor vehicles and certain real property listed in Schedule A to the mortgage indenture)). This lien is subject to excepted encumbrances (and certain other limitations) as defined and described in the mortgage indenture. It is also subject to certain provisions of Michigan law which provides that under certain circumstances, the State of Michigan's lien against property on which it has incurred costs related to any response activity that is subordinate to prior recorded liens can become superior to such prior liens pursuant to court order. The mortgage indenture permits, with certain limitations, the acquisition of property subject to prior liens and, under certain conditions, permits the issuance of additional indebtedness under such prior liens to the extent of 60% of net property additions made by Consumers to the property subject to such prior liens.

Release And Substitution Of Property

      The mortgage indenture provides that, subject to various limitations, property may be released from the lien thereof when sold or exchanged, or contracted to be sold or exchanged, upon the basis of:

      -     cash deposited with the mortgage trustee;

      - bonds or purchase money obligations delivered to the mortgage trustee;

      - prior lien bonds delivered to the mortgage trustee or reduced or assumed by the purchaser;

      -     property additions acquired in exchange for the property released;
            or

      -     upon a showing that unfunded net property additions exist.

      The mortgage indenture also permits the withdrawal of cash upon a showing that unfunded net property additions exist or against the deposit of bonds or the application thereof to the retirement of bonds.

Modification Of Mortgage Indenture

      The mortgage indenture, the rights and obligations of Consumers and the rights of the first mortgage bondholders may be modified by Consumers with the consent of the holders of 75% in principal amount of the first mortgage bonds and of not less than 60% of the principal amount of each series affected. In general, however, no modification of the terms of payment of principal or interest and no modification affecting the lien or reducing the percentage required for modification is effective against any first mortgage bondholder without the first mortgage bondholder's consent. Consumers has reserved the right without any consent or other action by the holders of bonds of any series created after September 15, 1993 or by the holder of any senior note or exchange note, to amend the mortgage indenture in order to substitute a majority in principal amount of first mortgage bonds outstanding under the mortgage indenture for the 75% requirement set forth above (and then only in respect of such series of outstanding first mortgage bonds as shall be affected by the proposed action) and to eliminate the requirement for a series-by-series consent requirement.

Concerning The Mortgage Trustee

      JPMorgan Chase Bank, N.A. is both the mortgage trustee under the mortgage indenture and the senior note trustee under the senior note indenture. The mortgage indenture provides that Consumers' obligations to compensate the mortgage trustee and reimburse the trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the first mortgage bonds securing senior notes upon all property and funds held or collected by the mortgage trustee as such.

      The mortgage trustee or the holders of 20% in total principal amount of the first mortgage bonds may declare the principal due on default, but the holders of a majority in total principal amount may annul such declaration and waive the default if the default has been cured. Subject to certain limitations, the holders of a majority in total principal amount may generally direct the time, method and place of conducting any proceeding for the enforcement of the mortgage indenture. No first mortgage bondholder has the right to institute any proceedings for the enforcement of the mortgage indenture unless that holder has given the mortgage trustee written notice of a default, the holders of 20% of outstanding first mortgage bonds shall have tendered to the mortgage trustee reasonable security or indemnity against costs, expenses and liabilities and requested the mortgage trustee to take action, the mortgage trustee shall have declined to take action or failed to do so within sixty days and no inconsistent directions shall have been given by the holders of a majority in total principal amount of the first mortgage bonds.

Defaults

      The mortgage indenture defines the following as "defaults":

      -     failure to pay principal when due;

      -     failure to pay interest for sixty days;

      - failure to pay any installment of any sinking or other purchase fund for ninety days;

      -     certain events in bankruptcy, insolvency or reorganization; and

      - failure to perform any other covenant for ninety days following written demand by the mortgage trustee for Consumers to cure such failure.

      Consumers has covenanted to pay interest on any overdue principal and (to the extent permitted by law) on overdue installments of interest, if any, on the bonds under the mortgage indenture at the rate of 6% per year. The mortgage indenture does not contain a provision requiring any periodic evidence to be furnished as to the absence of default or as to compliance with the terms thereof. However, Consumers is required by law to furnish annually to the trustee a certificate as to compliance with all conditions and covenants under the mortgage indenture.

SUBORDINATED DEBENTURES

      The subordinated debentures will be issued under the subordinated debt indenture dated as of January 1, 1996, as supplemented (the "subordinated debt indenture"), with The Bank of New York, as subordinated debt trustee, and will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all "senior indebtedness" (as defined below) of Consumers.

      If Consumers defaults in the payment of any distributions on any senior indebtedness when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, Consumers cannot make a payment on account of or redeem or otherwise acquire the subordinated debentures. The subordinated debt indenture provisions described in this paragraph, however, do not prevent Consumers from making sinking fund payments in subordinated debentures acquired prior to the maturity of senior indebtedness or, in the case of default, prior to such default and notice thereof. If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to Consumers, its creditors or its property, then all senior indebtedness must be paid in full before any payment may be made to any holders of subordinated debentures. Holders of subordinated debentures must return and deliver any payments received by them, other than in a plan of reorganization or through a defeasance trust as described above, directly to the holders of senior indebtedness until all senior indebtedness is paid in full.

      "Senior indebtedness" means distributions on the following, whether outstanding on the date of execution of the subordinated debt indenture or thereafter incurred, created or assumed:

      - indebtedness of Consumers for money borrowed by Consumers or evidenced by debentures (other than the subordinated debentures), notes, bankers' acceptances or other corporate debt securities or similar instruments issued by Consumers;

      -     capital lease obligations of Consumers;

      - obligations of Consumers incurred for deferring the purchase price of property, with respect to conditional sales, and under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

      -     obligations of Consumers with respect to letters of credit;

      - all indebtedness of others of the type referred to in the four preceding clauses assumed by or guaranteed in any manner by Consumers or in effect guaranteed by Consumers; or

      - renewals, extensions or refundings of any of the indebtedness referred to in the preceding three clauses unless, in the case of any particular indebtedness, renewal, extension or refunding, under the express provisions of the instrument creating or evidencing the same or the assumption or guarantee of the same, or pursuant to which the same is outstanding, such indebtedness or such renewal, extension or refunding thereof is not superior in right of payment to the subordinated debt securities.

Certain Covenants

      If debt securities are issued to a trust or a trustee of such trust in connection with the issuance of trust preferred securities of that trust, Consumers will covenant that it will not (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Consumers' capital stock or (2) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Consumers that rank equal (in the case of subordinated debentures) with or junior (in the case of senior and subordinated debentures) to that debt security (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Consumers where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made and (b) payments under Consumers' guarantees of trust securities), if at such time (1) there shall have occurred any event of which Consumers has actual knowledge (a) that with the giving of notice or the lapse of time, or both, would constitute an event of default under the indentures and (b) in respect of which Consumers shall not have taken reasonable steps to cure, (2) Consumers shall be in default with respect to its payment of any obligations under the guarantees or (3) Consumers will have given notice of its selection of an extension period as provided in the indentures with respect to the debt securities and will not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing.

      Consumers will also covenant:

            (1) to maintain directly or indirectly 100% ownership of the common securities, provided that certain successors that are permitted pursuant to the indentures may succeed to Consumers' ownership of the common securities;

            (2) not to voluntarily dissolve, wind-up or liquidate the trust, except:

            (a) in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of such trust; or

            (b) in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated Declaration of Trust; and

            (3) to use its reasonable efforts, consistent with the terms and provisions of the amended and restated Declaration of Trust, to cause such trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Events of Default

      The subordinated debt indenture provides that events of default regarding any series of subordinated debentures will be:

      - failure to pay any required interest on any subordinated debentures of such series for 30 days;

      - failure to pay principal other than a scheduled installment payment or premium, if any, on any subordinated note of such series when due;

      - failure to make any required scheduled installment payment on subordinated notes of such series;

      - failure to perform for 60 days after notice any other covenant in the subordinated debt indenture other than a covenant included in the subordinated debt indenture solely for the benefit of a series of subordinated debentures other than such series;

      - certain events of bankruptcy or insolvency, whether voluntary or not; and

      - if subordinated debentures are issued by a trust, such trust is voluntarily or involuntarily dissolved, wound-up or terminated, except in connection with the distribution of subordinated debentures to the holders of the common securities and the trust preferred securities in liquidation of the trust, the redemption of all outstanding trust securities of the trust and certain mergers, consolidation or amalgamations permitted by the declaration of that trust.

      If an event of default regarding subordinated debentures of any series issued should occur and be continuing, either the subordinated note trustee or the holders of 25% in the principal amount of outstanding subordinated debentures of such series may declare each subordinated note of that series due and payable.

      Holders of a majority in principal amount of the outstanding subordinated debentures of any series will be entitled to control certain actions of the subordinated note trustee and to waive past defaults regarding such series. The trustee generally will not be requested, ordered or directed by any of the holders of subordinated debentures, unless one or more of such holders shall have offered to the trustee reasonable security or indemnity.

      Before any holder of any series of subordinated debentures may institute action for any remedy, except payment on such holder's subordinated debentures when due, the holders of not less than 25% in principal amount of the subordinated debentures of that series outstanding must request the subordinated note trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action.

      Consumers is required to annually furnish the subordinated note trustee a statement as to Consumers' compliance with all conditions and covenants under the subordinated debt indenture. The subordinated debt indenture provides that the subordinated note trustee may withhold notice to the holders of the subordinated debentures of any series of any default affecting such series, except payment on holders' subordinated debentures when due, if it considers withholding notice to be in the interests of the holders of the subordinated debentures of such series.

Consolidation, Merger or Sale of Assets

      The subordinated debt indenture provides that Consumers may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if the new corporation assumes the obligations of Consumers under the subordinated debentures and the subordinated debt indenture and is organized and existing under the laws of the United States of America, any U.S. state or the District of Columbia.

Modification of the Indenture

      The subordinated debt indenture permits Consumers and the subordinated note trustee to enter into supplemental indentures without the consent of the holders of the subordinated debentures to establish the form and terms of any series of securities under the subordinated debt indentures.

      The subordinated debt indenture also permits Consumers and the subordinated note trustee, with the consent of the holders of a majority in total principal amount of the subordinated debentures of all series then outstanding and affected (voting as one class), to change in any manner the provisions of the subordinated debt indenture or modify in any manner the rights of the holders of the subordinated debentures of each such affected series. Consumers and the relevant trustee may not, without the consent of the holder of each subordinated debenture affected, enter into any supplemental indenture to:

      -     change the time of payment of the principal;

      -     reduce the principal amount of such subordinated debentures;

      - reduce the rate or change the time of payment of any interest on such subordinated debentures; or

      - impair the right to institute suit for the enforcement of any payment on any subordinated debentures when due.

      In addition, no such modification may reduce the percentage in principal amount of the subordinated debentures of the affected series, the consent of whose holders is required for any such modification or for any waiver provided for in the subordinated debt indenture.

      Prior to the acceleration of the maturity of any subordinated debentures, the holders, voting as one class, of a majority in total principal amount of the subordinated debentures with respect to which a default or event of default has occurred and is continuing, may, on behalf of the holders of all such affected subordinated debentures, waive any past default or event of default and its consequences, except a default or an event of default in respect of a covenant or provision of the applicable indenture or of any subordinated debenture which cannot be modified or amended without the consent of the holder of each subordinated debenture affected.

Defeasance, Covenant Defeasance and Discharge

      The subordinated debt indenture provides that, at the option of Consumers, Consumers will be discharged from all obligations in respect of the subordinated debentures of a particular series then outstanding (except for certain obligations to register the transfer of or exchange the subordinated debentures of such series, to replace stolen, lost or mutilated subordinated debentures of such series, to maintain paying agencies and to maintain the trust described below).

      If Consumers in each case irrevocably deposits in trust with the relevant trustee money and/or securities backed by the full faith and credit of the United States which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal and interest on the subordinated debentures of such series on the stated maturities of such subordinated debentures in accordance with the terms thereof.

      To exercise this option, Consumers is required to deliver to the relevant trustee an opinion of independent counsel to the effect that the exercise of such option would not cause the holders of the subordinated debentures of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred.

TRUST PREFERRED SECURITIES

      Each trust may issue, on one or more occasion, trust preferred securities having terms described in the applicable prospectus supplement. The amended and restated Declaration of Trust of each trust will authorize the establishment of no more than one series of trust preferred securities, having such terms, including distributions, redemption, voting, liquidation rights and such other preferred, deferred or other special rights or such rights or restrictions as shall be set forth therein or otherwise established by the trustees pursuant thereto. Reference is made to the prospectus supplement relating to the trust preferred securities for specific terms, including:

      - the distinctive designation and the number of trust preferred securities to be offered which will represent undivided beneficial interests in the assets of the trust;

      - the annual distribution rate and the dates or date upon which such distributions will be paid, provided, however distributions on the trust preferred securities will be paid quarterly in arrears to holders of trust preferred securities as of a record date on which the trust preferred securities are outstanding;

      - whether distributions on trust preferred securities would be deferred during any deferral of interest payments on the debt securities, provided, however that no such deferral, including extensions, if any, may exceed 20 consecutive quarters nor extend beyond the stated maturity date of the debt securities, and at the end of any such deferrals, Consumers will make all interest payments then accrued or deferred and unpaid (including any compounded interest);

      -     the amount of any liquidation preference;

      - the obligation, if any, of the trust to redeem trust preferred securities through the exercise of Consumers of an option on the corresponding debt securities and the price or prices at which, the period or periods within which and the terms and conditions upon which trust preferred securities will be purchased or redeemed, in whole or in part, under such obligation;

      - the period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates of conversion or exchange and the terms and conditions of any adjustments, upon which the trust preferred securities shall be convertible or exchangeable at the option of the holder of the trust preferred securities into other property or cash;

      - the voting rights, if any, of the trust preferred securities in addition to those required by law and in the amended and restated Declaration of Trust, or set forth under a Consumers guarantee (as defined below);

      - the additional payments, if any, which the trust will pay as a distribution as necessary so that the net amounts reserved by the trust and distributable to the holders of the trust preferred securities, after all taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) have been paid will not be less than the amount that would have been reserved and distributed by the trust, and the amount the holders of the trust preferred securities would have reserved, had no such taxes, duties, assessments or governmental charges been imposed;

      - the terms and conditions, if any, upon which the debt securities may be distributed to holders of trust preferred securities; and

      - any other relative rights, powers, preferences, privileges, limitations or restrictions of the trust preferred securities not inconsistent with the amended and restated Declaration of Trust or applicable law.

      All trust preferred securities offered hereby will be irrevocably guaranteed by Consumers, on a senior or subordinated basis, as applicable, and to the extent set forth below under "The Guarantees." Any applicable federal income tax considerations applicable to any offering of the trust preferred securities will be described in the prospectus supplement relating thereto. The total number of trust preferred securities that the trust shall have authority to issue will be pursuant to the terms of the amended and restated Declaration of Trust.

EFFECT OF OBLIGATIONS UNDER THE DEBT SECURITIES AND THE GUARANTEES

      As set forth in the amended and restated Declaration of Trust, the sole purpose of the trusts are to issue the common securities and the trust preferred securities evidencing undivided beneficial interests in the assets of each of the trusts, and to invest the proceeds from such issuance and sale to acquire directly the debt securities from Consumers.

      As long as payments of interest and other payments are made when due on the debt securities, such payments will be sufficient to cover distributions and payments due on the common securities and the trust preferred securities because of the following factors:

      - the total principal amount of debt securities will be equal to the sums of the total stated liquidation amount of the common securities and the trust preferred securities;

      - the interest rate and the interest and other payment dates on the debt securities will match the distribution rate and distribution and other payment dates for the common securities and the trust preferred securities;

      - Consumers will pay all, and each trust shall not be obligated to pay, directly or indirectly, all, its costs, expenses, debt and obligations (other than with respect to the common securities and the trust preferred securities); and

      - the amended and restated Declaration of Trust further provides that Consumers' trustees will not take or cause or permit the trust to, among other things, engage in any activity that is not consistent with the purposes of the trust.

      Payments of distributions (to the extent funds for distributions are available) and other payments due on the trust preferred securities (to the extent funds for other payments are available) are guaranteed by Consumers as and to the extent discussed under "The Guarantees" below. If Consumers does not make interest payments on the debt securities purchased by the trust, it is expected that the trusts will not have sufficient funds to pay distributions on the trust preferred securities. The Consumers guarantees do not apply to any payment of distributions unless and until the trusts have sufficient funds for the payment of distributions and other payments on the trust preferred securities only if and to the extent that Consumers has made a payment of interest or principal on the debt securities held by the trusts as their sole asset. The Consumers guarantees, when taken together with Consumers' obligations under the debt securities and the related indenture and its obligations under the applicable amended and restated Declaration of Trust, including its obligations to pay costs, expenses, debts and liabilities of the trust (other than with respect to the common securities and the trust preferred securities), provide a full and unconditional guarantee of amounts on the trust preferred securities.

      If Consumers fails to make interest or other payments on the debt securities when due (taking account of any extension period), the applicable amended and restated Declaration of Trust provides a mechanism whereby the holders of the trust preferred securities may direct a property trustee to enforce its rights under the debt securities. If a property trustee fails to enforce its rights under the debt securities, a holder of trust preferred securities may, to the fullest extent permitted by applicable law, institute a legal proceeding against Consumers to enforce a property trustee's rights under the debt securities without first instituting any legal proceeding against a property trustee or any other person or entity. Notwithstanding the foregoing, if an event of default has occurred and is continuing under the applicable amended and restated Declaration of Trust, and such event is attributable to the failure of Consumers to pay interest or principal on the debt securities on the date such interest or principal is otherwise payable (or in the case of redemption on the redemption date), then a holder of trust preferred securities may institute legal proceedings directly against Consumers to obtain payment. If Consumers fails to make payments under the guarantees, the guarantees provide a mechanism whereby the holders of the trust preferred securities may direct a guarantee trustee to enforce its rights thereunder. Any holder of trust preferred securities may institute a legal proceeding directly against Consumers to enforce a guarantee trustee's rights under a guarantee without first instituting a legal proceeding against the trust, the guarantee trustee, or any other person or entity.

THE GUARANTEES

      Set forth below is a summary of information concerning the guarantees that will be executed and delivered by Consumers for the benefit of the holders, from time to time, of the trust preferred securities. Each guarantee will be qualified as an indenture under the Trust Indenture Act of 1939. The Bank of New York will act as indenture trustee under the guarantees for the purpose of compliance with the provisions of the Trust Indenture Act of 1939. This summary does not purport to be complete and is subject in all respects to the provisions of, and is qualified in its entirety by reference to, the guarantees, which are filed as an exhibit to the registration statement of which this prospectus forms a part.

General

      Consumers will irrevocably agree to pay in full, on a senior or subordinated basis, as applicable, to the extent set forth herein, the guarantee payments (as described below) to the holders of the trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the trust preferred securities, to the extent not paid by or on behalf of the trust, will be subject to a guarantee by Consumers of:

            (1) any accumulated and unpaid distributions required to be paid on the trust preferred securities, to the extent that the trust has funds on hand available therefor at such time;

            (2) the redemption price with respect to any trust preferred securities called for redemption to the extent that the trust has funds on hand available therefor at such time; or

            (3) upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (unless the debt securities are distributed to holders of the trust preferred securities), the lesser of (a) the liquidation distribution, to the extent that the trust has funds on hand available for the distribution at such time, and (b) the amount of assets of the trust remaining available for distribution to holders of trust preferred securities.

      Consumers' obligation to make a guarantee payment may be satisfied by direct payment of the required amounts of Consumers to the holders of the trust preferred securities or by causing the trust to pay such amount to such holders.

      The Consumers guarantees will be irrevocable guarantees, on a senior or subordinated basis, as applicable, of the trust's obligations under the trust preferred securities, but will apply only to the extent that the trust has funds sufficient to make such payments, and are not guarantees of collection. If Consumers does not make interest payments on the debt securities held by the trust, the trust will not be able to pay distributions on the trust preferred securities and will not have funds legally available therefor.

      Consumers has, through the guarantees, the applicable amended and restated Declaration of Trust, the senior notes, the subordinated debentures, and the indentures, taken together, fully, irrevocably and unconditionally guaranteed all of the trust's obligations under the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the trust preferred securities.

      Consumers has also agreed separately to irrevocably and unconditionally guarantee the obligations of the trust with respect to the common securities to the same extent as the guarantees of the preferred securities, except that upon the occurrence and during the continuation of a amended and restated Declaration of Trust event of default, holders of trust preferred securities shall have priority over holders of common securities with respect to distributions and payments on liquidation, redemption or otherwise.

Certain Covenants of Consumers

      Consumers will also covenant that it will not:

            (1) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of Consumers' capital stock; or

            (2) make any payment of principal of, or interest or premium, if any, on, or repay or repurchase or redeem any debt securities (including guarantees of indebtedness for money borrowed) of Consumers that rank equal (in the case of subordinated debentures with or junior in the case of the senior and subordinated debentures) to the debt securities (other than (a) any dividend, redemption, liquidation, interest, principal or guarantee payment by Consumers where the payment is made by way of securities (including capital stock) that rank equal with or junior to the securities on which such dividend, redemption, interest, principal or guarantee payment is being made, (b) payments under the Consumers guarantees of the trust securities, (c) as a result of a reclassification of Consumers' capital stock or the exchange or conversion of one series or class of Consumers' capital stock for another series or class of Consumers' capital stock and (d) the purchase of fractional interests in shares of Consumers' capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged) if at such time (1) there shall have occurred any event of which Consumers has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute a event of default and (b) in respect of which Consumers shall not have taken reasonable steps to cure,
      (2) Consumers shall be in default with respect to its payment of any obligations under the guarantee or (3) Consumers shall have given notice of its selection of an extension period as provided in the indentures with respect to the debt securities and shall not have rescinded such notice, or such extension period, or any extension thereof, shall be continuing.

      Consumers also will covenant to:

            (1) maintain directly or indirectly 100% ownership of the common securities, provided that certain successors, which are permitted pursuant to the indentures, may succeed to Consumers' ownership of the common securities;

            (2) not voluntarily dissolve, wind-up or liquidate the trust, except:

      - in connection with a distribution of the debt securities to the holders of the trust preferred securities in liquidation of the trust; or

      - in connection with certain mergers, consolidations or amalgamations permitted by the amended and restated Declaration of Trust; and

            (3) use its reasonable efforts, consistent with the terms and provisions of the applicable amended and restated Declaration of Trust, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Amendments and Assignment

      Except with respect to any changes which do not materially adversely affect the rights of holders of the trust preferred securities (in which case no vote will be required), the Consumers guarantees of the trust preferred securities may not be amended without the prior approval of the holders of a majority in total liquidation amount of such outstanding trust preferred securities. All guarantees and agreements contained in the guarantees shall bind the successors, assigns, receivers, trustees and representatives of Consumers and shall inure to the benefit of the holders of the trust preferred securities then outstanding.

Termination of the Guarantees

      The Consumers guarantees of the trust preferred securities will terminate and be of no further force and effect upon full payment of the redemption price of the trust preferred securities, upon full payment of the amounts payable upon liquidation of the trust or upon distribution of the debt securities to the holders of the trust preferred securities in exchange for all of the trust preferred securities. The guarantees will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities must restore payment of any sums paid under such trust preferred securities or the guarantees.

Events of Default

      An event of default under a Consumers guarantee of the trust preferred securities will occur upon the failure of Consumers to perform any of its payment or other obligations thereunder. The holders of a majority in total liquidation amount of the trust preferred securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to a guarantee trustee in respect of a guarantee or to direct the exercise of any trust or power conferred upon a guarantee trustee under the guarantees.

      If a guarantee trustee fails to enforce a Consumers guarantee of the trust preferred securities, any holder of the trust preferred securities may institute a legal proceeding directly against Consumers to enforce its rights under such guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. In addition, any record holder of trust preferred securities shall have the right, which is absolute and unconditional, to proceed directly against Consumers to obtain guarantee payments, without first waiting to determine if the guarantee trustee has enforced a guarantee or instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity. Consumers has waived any right or remedy to require that any action be brought just against the trust, or any other person or entity before proceeding directly against Consumers.

Status of the Guarantees

      The Consumers guarantee of the trust preferred securities will constitute unsecured obligations of Consumers and will rank:

            (1) equal to or subordinate and junior in right of payment to all other liabilities of Consumers, as applicable;

            (2) equal with the most senior preferred stock now or hereafter issued by Consumers and with any guarantee now or hereafter entered into by Consumers in respect of any preferred or preference stock of any affiliate of Consumers; and

            (3) senior to Consumers' common stock.

      The Consumers guarantee of the trust preferred securities will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity). The guarantees will be held for the benefit of the holders of the trust preferred securities. The guarantees will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution of the debt securities to the holders of the trust preferred securities. The guarantees do not place a limitation on the amount of additional indebtedness that may be incurred by Consumers.

                              PLAN OF DISTRIBUTION

      Consumers and/or the trusts may sell the offered securities:

            (1) through the solicitation of proposals of underwriters or dealers to purchase the offered securities;

            (2) through underwriters or dealers on a negotiated basis;

            (3) directly to a limited number of purchasers or to a single purchaser; or

            (4) through agents.

      The prospectus supplement with respect to any offered securities will set forth the terms of such offering, including: the name or names of any underwriters, dealers or agents; the purchase price of the offered securities and the proceeds to Consumers and/or the trust from such sale; any underwriting discounts and commissions and other items constituting underwriters' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and any securities exchange on which such offered securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      If underwriters are used in the sale, the offered securities will be acquired by the underwriters for their own account and may be resold on one or more occasions in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering offered securities will be named in the prospectus supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such prospectus supplement. Unless otherwise set forth in the prospectus supplement relating thereto, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

      If dealers are utilized in the sale of offered securities, Consumers and/or the trusts will sell such offered securities to the dealers as principals. The dealers may then resell such offered securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

      The offered securities may be sold directly by Consumers and/or the trusts or through agents designated by Consumers and/or the trusts from time to time. Any agent involved in the offer or sale of the offered securities in respect to which this prospectus is delivered will be named, and any commissions payable by Consumers and/or the trusts to such agent will be set forth, in the prospectus supplement relating thereto. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

      The offered securities may be sold directly by Consumers and/or the trusts to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933, as amended (the "Securities Act") with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

      We are currently contemplating issuing up to $250 million of new first mortgage bonds in an underwritten offering shortly after the registration statement containing this prospectus is declared effective by the SEC. The general terms of the first mortgage bonds are described in this prospectus under "Description of Securities - First Mortgage Bonds." We have not finally determined the timing or terms of such an offering. Total underwriters' compensation to be paid by us is not expected to exceed 0.875% of the principal amount of any new first mortgage bonds to be sold. The interest rate is expected to be a fixed rate determined through negotiation with the underwriters based on market conditions at the time of the offering. Maturity of the new first mortgage bonds would be in the range of 5 to 35 years depending on market conditions. We expect that the use of proceeds from this offering will be for refinancing our existing debt (including expenses). Other terms have not been determined at this time, but will be reflected in a prospectus supplement that will be filed with the SEC if and when we decide to proceed with any such offering.

      Agents, dealers and underwriters may be entitled under agreements with Consumers and/or the trusts to indemnification by Consumers and/or the trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for Consumers and/or the trust in the ordinary course of business.

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

      The offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for Consumers and/or the trusts. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the offered securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with Consumers and/or the trusts to indemnification or contribution by Consumers and/or the trusts against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions or perform services for Consumers and its subsidiaries in the ordinary course of business.

      The offered securities may or may not be listed on a national securities exchange. Reference is made to the applicable prospectus supplement with regard to such matter. No assurance can be given that there will be a market for any of the offered securities.

                                  LEGAL MATTERS

      Opinions as to the legality of certain of the offered securities will be rendered for Consumers by Robert C. Shrosbree, Esq., Assistant General Counsel for CMS Energy Corporation, the parent of Consumers. Certain matters of Delaware law relating to the validity of the trust preferred securities will be passed upon on behalf of the trusts by Skadden, Arps, Slate, Meagher & Flom LLP, special Delaware counsel to the trusts. Certain United States federal income taxation matters may be passed upon for Consumers and the trust by either Theodore Vogel, Vice President and Tax Counsel for CMS Energy Corporation, or by special tax counsel to Consumers and of the trust, who will be named in the applicable prospectus supplement. Certain legal matters with respect to offered securities will be passed upon by counsel for any underwriters, dealers or agents, each of whom will be named in the related prospectus supplement.

                                     EXPERTS

      The consolidated financial statements and schedule of Consumers appearing in Consumers' Annual Report (Form 10-K/A) for the year ended December 31, 2003 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon included therein and incorporated herein by reference, and are based in part on the reports of PricewaterhouseCoopers LLP for 2003 and 2002, independent registered public accounting firm, and Arthur Andersen LLP (who have ceased operations) for 2001, independent accountants, for the MCV Partnership. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

      The consolidated financial statements of the MCV Partnership as of and for the years ended December 31, 2003 and 2002, not separately presented or incorporated by reference in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm, as stated in their report appearing in Consumers' Annual Report on Form 10-K/A for the year ended December 31, 2003, which report is incorporated by reference herein.

      The audited consolidated financial statements of the MCV Partnership for the year ended December 31, 2001, not separately presented or incorporated by reference in this prospectus, have been audited by Arthur Andersen LLP, independent accountants. Arthur Andersen LLP has not consented to the inclusion of their report on the financial statements of the MCV Partnership for the year ended December 31, 2001 in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a under the Securities Act. Because Arthur Andersen LLP has not consented to the incorporation by reference of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

      Future consolidated financial statements of Consumers and the reports thereon of Ernst & Young LLP also will be incorporated by reference in this prospectus in reliance upon the authority of that firm as experts in giving those reports to the extent that said firm has audited said consolidated financial statements and consented to the use of their reports thereon.

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                                  $150,000,000

                             [CONSUMERS ENERGY LOGO]

                            CONSUMERS ENERGY COMPANY

                       % INSURED QUARTERLY NOTES DUE 2035
                                 (IQ NOTES(SM))

                              PROSPECTUS SUPPLEMENT

                                  EDWARD JONES
                               COMERICA SECURITIES
                              GOLDMAN, SACHS & CO.
                               WACHOVIA SECURITIES
                          FIFTH THIRD SECURITIES, INC.

                                  APRIL   , 2005

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